SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(cc) or Rule 14a-12

GENETRONICS BIOMEDICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ ☒	No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: N/A

(2)	Aggregate number of securities to which transaction applies:
N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$3.7 million based upon the sale price, which is subject to adjustment, for the sale of substantially all of the assets primarily used in the BTX Division

(4)	Proposed maximum aggregate value of transaction:
$3.7 million based upon the sale price, which is subject to adjustment, for substantially all of the assets primarily used in the BTX Division

(5)	Total fee paid: $340.00

☐ ☐	Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) (2) (3) (4)	Amount Previously Paid:_____________________________________________________
Form, Schedule or Registration Statement No.:____________________________________
Filing Party:_______________________________________________________________
Date Filed:________________________________________________________________

(GENETRONICS BIOMEDICAL CORPORATION LOGO)

GENETRONICS BIOMEDICAL CORPORATION
11199 Sorrento Valley Road
San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 31, 2003

To the Stockholders of Genetronics Biomedical Corporation:

Notice is hereby given that Genetronics Biomedical Corporation, a Delaware corporation, will hold a special meeting of stockholders on January 31, 2003 at 9:00 a.m., local time, at our headquarters located at 11199 Sorrento Valley Road, San Diego, California 92121 for the following purposes:

1.	To consider and vote upon the approval of the Asset Purchase Agreement dated as of December 24, 2002 by and between Genetronics Biomedical Corporation, Genetronics, Inc. and Harvard Biosciences, Inc. a Delaware corporation (“HBI”), and the sale of assets to be effected thereby, and all related transactions, pursuant to which substantially all of the properties and assets primarily used in our operating division known as the BTX Instrument Division (“BTX”), other than its cash and other specifically excluded assets will be sold (the “Proposal”), to HBI; and

2.	To transact such other business as may properly come before the special meeting or at any adjournments or postponements thereof.

The Proposal and other related matters are more fully described in the Proxy Statement attached to this notice. Only stockholders of record at the close of business on December 16, 2002 are entitled to notice of, and to vote at, the special meeting and at any adjournments thereof. A list of stockholders entitled to vote at the special meeting will be located at our office at 11199 Sorrento Valley Road, no later than December 31, 2002. That list will remain available for inspection at our office until the special meeting, and will also be available for inspection at the special meeting, for any purpose relating to the meeting.

To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the special meeting. Since proxies may be revoked at any time, you may attend the special meeting and vote in person even if you have previously returned a proxy. THE GENETRONICS BIOMEDICAL CORPORATION BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE PROPOSAL.

By Order of the Board of Directors,

/s/ Avtar Dhillon, M.D. Avtar Dhillon, M.D., President and Chief Executive Officer

San Diego, California
______ __, 2003

GENETRONICS BIOMEDICAL CORPORATION
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 31, 2003

The Board of Directors of Genetronics Biomedical Corporation is furnishing this Proxy Statement to you in connection with its solicitation of proxies to be voted at its special meeting of stockholders to be held on January 31, 2003 at 9:00 a.m., local time, at our headquarters located at 11199 Sorrento Valley Road, San Diego, California 92121 and at any adjournments or postponements thereof.

This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about , 2003.

At the special meeting, we will ask you to approve an Asset Purchase Agreement dated as of December 24, 2002 by and between Genetronics Biomedical Corporation, Genetronics, Inc., and Harvard Biosciences, Inc., a Delaware Corporation (“HBI”), and the sale of assets to be effected thereby, and all related transactions, pursuant to which substantially all of the assets primarily used in our operating division known as the BTX Instrument Division (“BTX” or the “BTX Division”), other than its cash and other specifically excluded assets, will be sold to HBI, a Delaware corporation. The Board of Directors recommends that you vote in favor of the asset sale.

Except for procedural matters, we do not know of any matters other than those listed above that will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, we will vote your proxy on those matters as determined by the person identified on the proxy card as your proxy. Our principal executive offices are located at 11199 Sorrento Valley Road, San Diego, California 92121 and the telephone number is (858) 597-6006.

YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION INCLUDED IN THIS PROXY STATEMENT AND ITS ATTACHMENTS BEFORE RETURNING YOUR PROXY.

The date of this proxy statement is____ __ , 2003.

SUMMARY OF PROPOSED ASSET SALE

The following summary highlights the material terms of the proposed sale of substantially all of the assets primarily used in the BTX Division (the “BTX Assets”) to HBI, other than its cash and other specifically excluded assets, and our use of the proceeds. We have included page references to direct you to more complete information that appears elsewhere in this document. A copy of the Asset Purchase Agreement between Genetronics Biomedical Corporation, Genetronics, Inc. (our wholly owned subsidiary in which the BTX Division is located) and HBI dated December 24, 2002 governing the asset sale is attached to this Proxy Statement as Exhibit A. You should read this Proxy Statement, the Asset Purchase Agreement and the other documents attached to this Proxy Statement in their entirety to fully understand the asset sale and its consequences to you.

The Board of Directors of Genetronics Biomedical Corporation has unanimously approved the Asset Purchase Agreement, the sale of the BTX Assets to be effected thereby and all related transactions and recommends that you vote for approval and adoption of the same. Each of our directors and officers that own shares of Genetronics Biomedical Corporation Common Stock (representing 720,413 shares or 1.4% of the outstanding shares of our common stock as of December 16, 2002) has agreed to vote all of the shares held by them in favor of the transactions contemplated by the Asset Purchase Agreement.

•	The Companies. Genetronics Biomedical Corporation is a leader in electroporation therapy with over 200 patents issued, allowed, or pending. We utilize our proprietary electroporation technology for the targeted intracellular delivery of therapeutic materials, concentrating on drugs, vaccines, and gene therapy. In oncology, we have initiated Phase III clinical trials for the treatment of recurrent head and neck cancer. In gene therapy, we have several collaborations with major biotechnology and pharmaceutical companies for the delivery of therapeutic genes or vaccines using electroporation. All our business activities, including those of the BTX Division, are conducted through Genetronics, Inc., our wholly owned subsidiary. See “Description of Genetronics and Its Current Business” on Page 10.

HBI is a publicly-held global provider of research enabling tools that solve problems in drug discovery. HBI focuses on alleviating bottlenecks in the drug discovery process including target validation, assay development and ADMET (absorption, distribution, metabolism, elimination and toxicology) screening. HBI is engaged in the manufacture, marketing and distribution of a broad range of proprietary products. In addition to the proprietary, manufactured products, HBI buys and resells products through catalogs that are made by other manufacturers. HBI’s principal headquarters are located at 84 October Hill Road, Holliston, Massachusetts 01746-1388 and its telephone number is (508) 893-8999.

•	Purchase Price. In exchange for the BTX Assets, HBI will pay us $3.7 million, of which $3.5 million will be paid at closing, and the remaining $200,000 will be deposited in escrow pursuant to an escrow agreement expiring in April 2004; proceeds deposited into escrow shall be for the purposes of (i) securing our indemnification obligations under the Asset Purchase Agreement and (ii), at the option of HBI, making any purchase price adjustment set forth in the Asset Purchase Agreement to the extent that the net asset value of the BTX Assets less the liabilities of the BTX Division assumed by HBI are less than $1.1 million. In addition, HBI has agreed to pay us a royalty based upon a sliding scale of future sales by HBI of certain BTX products for certain uses. We currently anticipate that the net proceeds from the sale of the BTX Assets will be approximately $3.4 to $3.7 million (excluding amounts, if any, payable pursuant to the royalty referenced above). See “Description of Asset Sale—Consideration to be Received in the Asset Sale” on Page 11 and “Certain Material Terms of the Asset Purchase Agreement” on Page 11.

•	Assets Transferred and Liabilities Assumed. We are selling substantially all of the assets primarily used in the BTX Division other than cash and other specifically excluded assets. The assets to be sold include all equipment and other tangible personal property, inventory, identified contracts, accounts receivable, intellectual property and general intangibles, licenses and authorizations and records and lists primarily used in the BTX Division. HBI will also obtain rights to certain intellectual property through a license to be executed concurrently with the sale. HBI will assume the accounts payable of the BTX Division, certain obligations under the assumed customer contracts, substantially all of the product warranty liabilities of the BTX Division and other specifically identified liabilities. See “Description of the Asset Sale — Assets Transferred and Liabilities Assumed” on Page 11.

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•	Representations and Warranties. The Asset Purchase Agreement contains customary representations, warranties and covenants frequently included in similar transactions. Certain representations and warranties will survive closing. See “Certain Material Terms of the Asset Purchase Agreement — Representations and Warranties of our Company” on Page 12.

•	Conditions to the Transaction. HBI has the right not to enter into the transaction in the event that certain conditions are not satisfied prior to closing. For instance, we must obtain any necessary government and regulatory approvals and the consent of all parties necessary to transfer and assign material contracts. Additionally, Genetronics Biomedical Corporation must obtain stockholder approval for the sale of the BTX Assets. Also, HBI and Genetronics Biomedical Corporation and Genetronics, Inc. must enter into: (i) a Transition Services Agreement coordinating the orderly transfer of the BTX business, (ii) an Escrow Agreement securing the certain obligations of the Asset Purchase Agreement, (iii) an Assumption Agreement transferring and assigning to HBI certain contracts and (iv) a License Agreement providing to HBI certain rights to practice certain of our intellectual property. In addition, if the closing has not occurred on or prior to March 14, 2003 for any reason, the Asset Purchase Agreement may be terminated by either party, as long as the terminating party is not in material breach of any provision of the agreement. See “Certain Material Terms of the Asset Purchase Agreement — Conditions to the Transaction” on Page 15.

•	Indemnification. We have agreed to indemnify and hold HBI harmless from and after the closing date until April 15, 2004 with respect to losses and claims against HBI arising from or related to (i) our failure to perform any covenant contained in the Asset Purchase Agreement, (ii) our breach of a representation or warranty contained in the Asset Purchase Agreement or (iii) our failure to fulfill obligations related to and liabilities of the BTX Division not assumed by HBI. HBI has agreed to mutual indemnification obligations in our favor. Each of our’s and HBI’s indemnification obligations are limited to $3.7 million. See “Certain Material Terms of the Asset Purchase Agreement – Indemnification” on Page 16.

•	Termination. The Asset Purchase Agreement shall be null and void if the stockholders of Genetronics Biomedical Corporation do not approve the transaction prior to the closing which date is set no later than March 14, 2003. The Asset Purchase Agreement and related transactions are subject to termination by either HBI, on the one hand, or Genetronics Biomedical Corporation and Genetronics, Inc., on the other, as long as the terminating party is not in material breach of any provision of the agreement. See “Certain Material Terms of the Asset Purchase Agreement – Termination” on Page 17.

•	Post-Closing Agreements. We have agreed that we will not, directly or indirectly, engage or participate in any activity which is similar to or competitive with the business of the BTX Division, defined as the development, manufacture, marketing, servicing and sale of electroporation equipment, instrumentation and accessories for uses other than in human and animal diagnostic and therapeutic applications; provided, however, that we may develop, manufacture, market, serve and sell electroporation equipment, instrumentation and accessories, other than those of the BTX Division for use solely in (A) human and animal diagnostic and therapeutic applications (the “Excluded Line of Business”) and (B) research collaboration projects with unaffiliated third parties (including with respect to plants). HBI agreed that it shall not engage in the development, manufacturing, marketing or selling of electroporation equipment, instrumentation and accessories therefor for use in the Excluded Line of Business (the “Competitive Business”). In the event that HBI merges with or otherwise acquires any entity that is engaged in the Competitive Business, HBI has agreed that it will offer us an option (the “Option”) to acquire, whether by purchase or license, that part of such acquired entity’s business which constitutes the Competitive Business, on to-be-agreed-to terms. See “Certain Material Terms of the Asset Purchase Agreement – Covenants of our Company” on Page 13.

•	Opinion of Financial Advisor to Genetronics. On December 23, 2002, Seidman & Co., Inc., an independent financial advisor (“Seidman”), delivered its oral opinion to the Genetronics Biomedical Corporation Board of Directors and December 24, 2002, reaffirmed its opinion in writing, that, as of that date and based on and subject to the matters described in its written letter opinion, the consideration anticipated to be received by Genetronics Biomedical Corporation as a result of the sale of substantially all of the BTX Assets is fair from a financial point of view to the holders of Genetronics Biomedical Corporation common stock. See “Opinion

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of Financial Advisor” on Page 23. The written opinion of Seidman dated December 24, 2002, is attached to this Proxy Statement as Exhibit B. The Seidman opinion is directed to the Genetronics Biomedical Corporation Board of Directors and does not constitute a recommendation to any stockholder as to any matter relating to the transactions described in this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

WHERE AND WHEN IS THE SPECIAL MEETING?

The special meeting will be held at 9:00 a.m. (local time), on January 31, 2003, at our headquarters located at 11199 Sorrento Valley Road, San Diego, California 92121

WHO MAY VOTE?

Holders of record of Genetronics Biomedical Corporation’s common stock at the close of business on December 16, 2002 may vote at the meeting or any adjournment or postponement of the meeting. On December 16, 2002, 50,398,552 shares of our common stock were issued and outstanding. Each stockholder is entitled to one vote per share.

HOW DO STOCKHOLDERS VOTE?

You may vote by proxy or in person at the meeting. To vote by proxy, please complete, sign, date and return your proxy card in the postage-prepaid envelope that we have provided.

HOW DO PROXIES WORK?

Giving your proxy means that you authorize us to vote your shares at the special meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how to vote, we will vote your shares FOR the sale of substantially all of the assets of the BTX Division. We do not know of any other matters that will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, we will vote your proxy on those matters as determined by the person identified on the proxy card as your proxy.

HOW MAY A PROXY BE REVOKED?

You may revoke your proxy before it is voted by submitting a new proxy with a later date, or by providing written notice to such revocation to the Secretary of Genetronics Biomedical Corporation at 11199 Sorrento Valley Road, San Diego, California 92121.

WHAT HAPPENS IF I CHOOSE NOT TO SUBMIT A PROXY OR TO VOTE?

If a stockholder does not submit a proxy or does not vote at the special meeting, it will have the same effect as a vote against approval of the sale of the BTX Assets.

WHAT IS A “QUORUM”?

In order to carry on the business of the meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of the holders of at least one-third of the votes entitled to be cast at the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares that your broker holds on your behalf in a nominee name, which is commonly referred to as holding your shares in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

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HOW MANY VOTES ARE REQUIRED TO APPROVE THE SALE OF THE BTX ASSETS?

The affirmative vote of a majority of the outstanding shares of common stock of Genetronics Biomedical Corporation entitled to vote is necessary for approval of the sale of the BTX Assets. For this purpose, if you vote to “abstain” on this proposal, your shares will have the same effect as if you voted against the proposal. Broker non-votes also will have the same effect as a vote against the proposal. Accordingly, an abstention from voting or a broker non-vote on the proposal will have the same legal effect as a vote against the matter, even though the stockholder may interpret an abstention or broker non-vote differently. Each of our directors and officers that own shares of Genetronics Biomedical Corporation common stock (representing 720,413 shares or 1.4% of the outstanding shares of our common stock as of December 16, 2002) has agreed to vote all of the shares held by them in favor of the transactions contemplated by the Asset Purchase Agreement.

WHO WILL TABULATE THE VOTES?

Persons appointed by the chairman of the special meeting to act as inspectors of election for the special meeting will tabulate the stockholder votes. The inspectors of election will count all shares represented and entitled to vote on the proposal, whether voted for or against the proposal, or abstaining from voting, as present and entitled to vote on the proposal.

WHO PAYS FOR THIS PROXY SOLICITATION?

The Board of Directors is soliciting your proxy. We will pay the expenses of soliciting proxies. We expect that legal and printing expenses will be our primary expenses in connection with the solicitation. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners. We will reimburse these persons for their reasonable expenses. We have also retained the firm, Morrow & Company, to assist us in the solicitation of proxies and we will pay them approximately $6,500 in fees plus expenses for their services.

WHAT ARE THE STOCKHOLDERS BEING ASKED TO APPROVE?

Each stockholder is being asked to vote upon the approval of the Asset Purchase Agreement and the sale of the assets to be effected thereby, and all related transactions, pursuant to which substantially all of the assets primarily used in the BTX Division, other than its cash and other specified excluded assets, will be sold to HBI.

WHY HAS THE BOARD DECIDED TO SELL THE SUBSTANTIALLY ALL OF THE ASSETS PRIMARILY USED IN BTX DIVISION?

The Board of Directors has decided that it is in the best interests of the stockholders of Genetronics Biomedical Corporation to sell the BTX Assets as soon as practicable. We have changed our business focus from developing and selling research instrumentation to focusing on developing drug and other molecule delivery systems for therapeutic and other applications including oncology and gene therapy. The design, development and sale of research instrumentation does not further enhance our delivery efforts and detracts from our ability to acquire and efficiently use capital and other resources. During its entire history, the BTX Division has never earned sufficient cash to provide a revenue stream to adequately support our primary business goals. As a result, the Board of Directors has determined that the sale of the BTX Assets will generate significant capital to help fund our therapeutic and gene delivery-oriented business and provide us with a more definitive and focused business objective.

WHAT WILL GENETRONICS RECEIVE IN EXCHANGE FOR THE BTX ASSETS?

In exchange for substantially all of BTX’s assets, other than cash, and other specifically excluded assets, HBI will pay a total purchase price of $3.7 million, plus a royalty based upon a sliding scale of future sales by HBI of certain BTX products for certain uses and assume at closing certain liabilities of the BTX Division. We currently anticipate that the total proceeds after these adjustments will be approximately $3.4 – 3.7 million (excluding amounts, if any,

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payable pursuant to a royalty based upon a sliding scale of future sales by HBI of certain BTX products for certain uses.

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WHAT WILL THE STOCKHOLDERS RECEIVE IF THE ASSET SALE IS APPROVED?

There will be no distributions made to the stockholders of Genetronics Biomedical Corporation as a result of the sale of the BTX Assets. All proceeds will be used to further the ongoing business of Genetronics Biomedical Corporation. See “Risk Factors” on Page 8.

WHAT OTHER OPTIONS DID GENETRONICS CONSIDER BEFORE DECIDING TO SELL THE BTX ASSETS TO HBI?

Genetronics Biomedical Corporation and its financial advisors, including Katan & Associates (“Katan”), explored a variety of strategic alternatives including attracting new capital to Genetronics Biomedical Corporation, attempting to achieve profitability within the current capital structure, merger, and sale. With the assistance of Katan, Genetronics Biomedical Corporation actively pursued transactions with a wide range of potential acquirers, initially without success. After reviewing its available alternatives, the Board of Directors directed our Chief Executive Officer and Katan to pursue an asset sale to one or more parties. Genetronics Biomedical Corporation received three to four indications of interest and, after additional negotiations, concluded that a transaction with HBI represented the best approach to maximize stockholder value. Additionally, since deciding to pursue the asset sale, our company has put plans in place to reduce expenses so that as much cash as possible will be available for continuing operations.

WHAT WILL OCCUR IF THE SALE TRANSACTION IS NOT APPROVED AND CONSUMMATED?

The Board of Directors does not believe that the long-term continued operation of our company is feasible without additional capital. Therefore, if the sale of BTX Assets to HBI is not approved, we must either (i) pursue an infusion of capital though the offering of our securities (which may dilute the existing stockholders of Genetronics Biomedical Corporation), or (ii) attempt to sell the BTX Assets to another purchaser on terms acceptable to the Board of Directors and the stockholders, or (iii) if no such transaction is completed within a reasonable amount of time, most likely we would have to file for protection under the Federal Bankruptcy Code or state insolvency proceedings. Given current market conditions, the Board of Directors currently believes that the most likely alternative, if the stockholders do not approve the sale of the BTX Assets, is for our company to file under the protection of the Federal Bankruptcy Code. See “Risk Factors” on Page 8.

WHAT WOULD THE STOCKHOLDERS RECEIVE IN THE EVENT THAT GENETRONICS FILED FOR PROTECTION UNDER THE FEDERAL BANKRUPTCY CODE?

It is not possible to give an exact amount, if any, which would be received by the stockholders in the event Genetronics Biomedical Corporation filed for bankruptcy protection. Our company may continue to operate under a Plan of Reorganization or the court may order a full liquidation; however, it is highly unlikely that bankruptcy proceedings would result in the stockholders receiving any monetary distributions.

WHAT ARE THE RISKS OF THE PROPOSED ASSET SALE?

In the event that the BTX Asset sale is approved by the stockholders of Genetronics Biomedical Corporation and consummated, there is a possibility that the proceeds could be less than currently anticipated or that the proceeds would be spent more quickly than planned. The primary factors that could reduce the cash infusion or period of operations are: (1) the proceeds from the sale are subject to adjustment and could be less than currently anticipated; (2) the results of operations during the period prior to closing could require more cash than anticipated, and (3) our expenses and other obligations prior to the sale could be greater than currently anticipated. As a result, the amount of cash proceeds from the sale is difficult to predict with certainty and may be lower than the range predicted in this Proxy Statement. See “Risk Factors” on Page 8.

WHAT ARE THE FEDERAL TAX CONSEQUENCES OF THE ASSET SALE TO GENETRONICS?

Our company will likely be able to apply its tax loss carry forwards to offset any taxable gain. Consequently, we do not expect to pay any federal income taxes as a result of the BTX Asset sale.

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AM I ENTITLED TO APPRAISAL OR DISSENTER’S RIGHTS?

No. Stockholders are not entitled to any dissenter’s or appraisal rights.

WHERE CAN I FIND MORE INFORMATION ABOUT GENETRONICS?

Genetronics Biomedical Corporation is subject to the reporting requirements of the Securities Exchange Act and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports, proxy statements and other information at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a world-wide web site on the Internet at http://www.sec.gov/ that contains reports, proxies, information statements, and registration statements and other information filed with the Commission through the EDGAR system.

Genetronics Biomedical Corporation filed an annual report on Form 10-K with the Securities and Exchange Commission on April 1, 2002 and its Quarterly Report on Form 10-Q for the three months ended March 31, June 30 and September 30, 2002 on May 15, August 14 and November 13, 2002, respectively. Stockholders may obtain a copy of this report, without charge. Requests should be made to the Secretary of the Genetronics Biomedical Corporation at the address set forth below. The annual report is not incorporated into this proxy statement and is not considered proxy material.

If you want to contact Genetronics Biomedical Corporation directly, you may do so at the following address:

Genetronics Biomedical Corporation
Attn: Peter Kies
Chief Financial Officer
11199 Sorrento Valley Road
San Diego, CA 92121
(858) 410-3108

You should rely only on the information contained in this Proxy Statement to vote on the Proposal. Genetronics Biomedical Corporation has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated      , 2003. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than this date. Neither the mailing of this Proxy Statement to our stockholders nor the completion of the asset sale will create any implication to the contrary.

RISK FACTORS

RISKS IF ASSET SALE IS NOT APPROVED

If the asset sale is not approved, we will continue to operate our BTX business unless and until we are able to negotiate another transaction that the Board of Directors believes is favorable to the stockholders and to our company or until the Board of Directors concludes that filing under the protection of the Federal Bankruptcy Code is necessary to maximize stockholder value and to protect. The Board of Directors currently does not believe that finding a transaction that improves stockholder value above and beyond the HBI transaction is likely.

RISKS IF THE ASSET SALE IS APPROVED

The asset sale may not close. Even if the asset sale is approved by Genetronics Biomedical Corporation stockholders, there is a risk that the sale will not close. The Asset Purchase Agreement contains numerous conditions to close. If one or more of these conditions is not satisfied or waived, the asset sale will not occur, and Genetronics Biomedical Corporation stockholders will face the risks described above.

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The amount of proceeds from the sale of the BTX Assets could be less than currently anticipated. The amount of cash that will be available to us as a result of the sale is uncertain. While it currently is anticipated that we will receive net proceeds of between $3.4 and $3.7 million in connection with the asset sale (excluding amounts, if any, payable pursuant to a royalty based upon a sliding scale of future sales by HBI of certain BTX products for certain uses), the actual amount received could, in fact, be lower. A number of events or factors could affect the total amount of proceeds received. Even seemingly small variations from the current expectations could have a material impact on the amount of proceeds received by our company. Factors that could cause a reduction in the amount of proceeds include:

•	Unforeseen delays in the asset sale may occur. Our monthly expenditures currently exceed its monthly revenues, and we will continue to incur expenses after the sale. Therefore, the longer the time period before the assets are sold, the more risk that we will run out of operating capital necessary for ongoing operations. Even small delays could have a material impact on our company. See “Description of the Asset Sale” on Page 11.

•	The amount of proceeds from the asset sale could be less than currently anticipated. The net asset value of BTX Assets may decline prior to closing. We may not be able to transfer some of the assets currently anticipated to be transferred. In addition, the purchase price is subject to downward adjustment if the net asset value of the BTX Assets less the liabilities of the BTX Division assumed by HBI are less than $1.1 million. As a result, the proceeds could be less than currently anticipated and even small decreases could have a material impact.

•	The amount of liabilities and expenses could be more than currently anticipated. We may incur or discover presently unknown claims, liabilities or expenses. Additionally, the actual sale expenses may vary from the level currently anticipated.

•	Any increase in liabilities or expenses will reduce the amount of cash available for us and even small increases could have a material impact on our business. See “Description of the Asset Sale” on Page 11.

•	The net proceeds could be affected by operating results through the date of closing. We will continue to operate BTX’s business until the asset sale is complete. We currently anticipate an operating loss for the year ending December 31, 2002. The risk factors related to our ongoing operations business, as described in the prior SEC filings of Genetronics Biomedical Corporation, could cause our losses to be greater than currently anticipated. In addition, the announcement, planning, and execution of the sale of the BTX Assets could have a negative impact on operations.

FORWARD-LOOKING STATEMENTS

When used in this Proxy Statement, the words “estimate,” “project,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement. Actual results may differ materially from those contemplated in forward-looking statements and projections. Risks and uncertainties that may cause such differences include, but are not limited to, our ability to close the sale of the BTX Assets, the effects on our company if the sale is not completed, the effect that a delay of the close of the sale might have on the proceeds from the sale or assets remaining after the sale, our ability to meet our operating and capital expenditure requirements in 2003 and remain a going concern, changes in our backlog including potential cancellation, delay or change in the scope of client contracts for research services, and other risk factors detailed in Genetronics Biomedical Corporation Securities and Exchange Commission filings, including Genetronics Biomedical Corporation Form 10-K for the year ended December 31, 2001 and Genetronics’ Form 10-Q for the quarter ended March 31, 2002, June 30, 2002 and September 30, 2002.

Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Genetronics Biomedical Corporation assumes no obligation to update such forward-looking statements or any projections to reflect actual results, changes in assumptions or

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changes in other factors affecting such forward-looking statements, except to the extent necessary to make such statements and projections not misleading.

PROPOSAL 1: APPROVAL OF THE BTX ASSET SALE

If the sale of the BTX Assets is approved, we intend to complete the sale of substantially all of BTX Assets to HBI pursuant to the terms of the Asset Purchase Agreement. Following the sale of the BTX Assets to HBI, we will use the proceeds to fund clinical trials as well as continued operations in the areas of oncology, gene therapy and other research and development. A detailed description of the asset sale, and related information is included in this Proxy Statement. Descriptions of the asset sale in this Proxy Statement are qualified in their entirety by reference to the Asset Purchase Agreement that is attached to this Proxy Statement as Exhibit A. Stockholders are encouraged to read the Asset Purchase Agreement in its entirety.

DESCRIPTION OF GENETRONICS AND ITS CURRENT BUSINESS

We are a drug and gene delivery company specializing in developing technology and hardware focused on electroporation. Electroporation is the application of brief, controlled pulsed electric fields to cells, which cause tiny pores to temporarily open in the cell membrane. Immediately after electroporation, the cell membrane is more permeable to drugs and other agents. The use of electroporation along with these other agents in clinical applications is commonly referred to as electroporation therapy.

All our business activities are conducted through a wholly owned subsidiary, Genetronics, Inc., a California corporation. We currently operate through two divisions: (i) the Drug and Gene Delivery Division, through which we are developing drug and gene delivery systems based on electroporation to be used in the treatment of disease and, (ii) the BTX Division, which develops, manufactures, and sells electroporation equipment to the research laboratory market.

The Drug and Gene Delivery Division focuses on the development of human-use equipment that is designed to allow physicians to use electroporation therapy to achieve more efficient and cost-effective delivery of drugs or genes to patients with a variety of illnesses, including cancer. Our proprietary electroporation drug and gene delivery system, the MedPulser® system, has been used with bleomycin, a chemotherapeutic agent, in clinical trials conducted in the United States, Australia, Europe and Canada for treatment of head and neck cancer, as well as melanoma, liver, pancreatic, basal cell and Koposi sarcoma cancers.

The BTX Division is a leader in the development and marketing of electroporation instruments and supplies, with more than 2,000 customers in universities, companies, and research institutions worldwide. The BTX Division produces an extensive line of electroporation instruments and accessories, including electroporation and cell fusion instruments, a monitoring device, and an assortment of electrodes and accessories. These instruments and accessories are used for research purposes only and are not used directly upon human subjects. Electroporation in research is commonly used for the transformation and transfection of all cell types, as well as for general molecular delivery at the cellular level. Transformation is a process by which the genetic material carried by an individual cell is altered by the incorporation of exogenous DNA into its genome. Transfection is the uptake, incorporation, and expression of exogenous DNA by eukaryotic cells.

We currently sell instrumentation and accessories in all states and territories of the United States and in over 40 foreign countries. The main distributors of our products in North America are VWR International and Fisher Scientific Company, two of the largest laboratory products suppliers in the United States. The BTX Division has over 40 international distributors in 30 countries, of which VWR International is the main distributor in Europe.

A more complete description of our business and its recent activities can be found in Genetronics Biomedical Corporation Securities and Exchange Commission filings described on Page 8. Our principal executive offices are located at 11199 Sorrento Valley Road, San Diego, California 92121.

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DESCRIPTION OF THE ASSET SALE

On December 24, 2002, we entered into an Asset Purchase Agreement to sell the BTX Assets to HBI. HBI is a publicly-held global provider of research enabling tools that solve problems in drug discovery and is engaged in the manufacture, marketing and distribution of a broad range of proprietary products under the HBI brand name.

Consideration to be Received in the Asset Sale. In exchange for the BTX Assets, HBI will pay us $3.7 million of which $3.5 million will be paid at closing, and the remaining $200,000 will be deposited in escrow pursuant to an escrow agreement expiring in April 2004; proceeds deposited into escrow shall be for the purposes of (i) securing our indemnification obligations under the Asset Purchase Agreement and (ii), at the option of HBI, making any purchase price adjustment set forth in the Asset Purchase Agreement to the extent that the net asset value of the BTX Assets less the liabilities of the BTX Division assumed by HBI are less than $1.1 million. In addition, HBI has agreed to pay us a royalty based upon a sliding scale of future sales by HBI of certain BTX products for certain uses. We currently anticipate that the net proceeds from the sale of the BTX Assets will be approximately $3.5 to $3.7 million (excluding amounts, if any, payable pursuant to the royalty referenced below). See “Certain Material Terms of the Asset Purchase Agreement” on Page 11.

Assets Transferred and Liabilities Assumed. We are selling substantially all of the assets primarily used in the BTX Division other than cash and other specifically excluded assets. The assets to be sold include all equipment and other tangible personal property, inventory, identified contracts, accounts receivable, intellectual property and general intangibles, licenses and authorizations and records and lists primarily used in the BTX Division. HBI will also obtain rights to certain intellectual property through a license to be executed concurrently with the sale. HBI will assume the accounts payable of the BTX Division, certain obligations under the assumed customer contracts, substantially all of the product warranty liabilities of the BTX Division and other specifically identified liabilities.

Operations after the Asset Sale. Upon closing of the sale of the BTX Assets, our company will continue to operate as a drug and gene therapy and oncology company.

CERTAIN MATERIAL TERMS OF THE ASSET PURCHASE AGREEMENT

Purchase Price. In consideration of the sale to HBI of the BTX Assets, HBI shall (i) pay us $3.5 million in cash and (ii) deposit $200,000 in an escrow account pursuant to an escrow agreement (the “Closing Purchase Price”). The $200,000 deposited in the escrow accountant shall be for the purpose of (i) securing our indemnification obligations, (ii) satisfying, at HBI’s option, the purchase price adjustment more fully described below, if any or (iii) satisfying any other liability or obligation we may owe to HBI under the Asset Purchase Agreement, the Transition Services Agreement or the License Agreement. In addition, HBI has agreed to pay us a royalty calculated as follows:

with respect to BTX Products (as defined below) sold by HBI, HBI will pay us a royalty subject to and in accordance with the following:

          (i) eight percent (8%) of all Net Sales (as defined below) above $5.0 million during the period beginning on the closing date of the sale of the BTX Assets and ending December 31, 2003;

          (ii) eight percent (8%) of all Net Sales above $6.0 million during the period beginning on January 1, 2004 and ending December 31, 2004;

          (iii) eight percent (8%) of all Net Sales above $7.0 million during the period beginning on January 1, 2005 and ending December 31, 2005; and

          (iv) eight percent (8%) of all Net Sales above $8.0 million during the period beginning on January 1, 2006 and ending December 31, 2006.

“Net Sales” means amounts received by HBI for the sale of BTX Products less: (A) any and all credit, refunds or returns in respect of any BTX Product; (B) applicable discounts or special offers granted in respect of any BTX Product (excluding intercompany discounts); (C) amounts collected or paid for sales and use taxes, duties, packing, transportation, shipping, handling, insurance, credit card fees and similar charges in respect of any BTX Product; (D) any and all domestic and foreign duties, taxes, charges and other assessments of any kind (including, without limitation,

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withholding taxes, sales taxes, use taxes and any interests, fines or penalties thereon), levied or imposed on HBI by any government or taxing authority in respect of any BTX Product; (E) special packaging, transportation and insurance prepaid or allowed in respect of any BTX Product; (F) amounts due to bad debts, cancellations and credits for returns in respect of any BTX Product; and (G) any and all “off-invoice” distributor rebates in respect of any BTX Product, under existing or future distribution agreements and arrangements entered into in the ordinary course of business. “BTX Products” shall mean products consisting of electroporation equipment, instrumentation and accessories therefore for uses other than in human and animal diagnostic and therapeutic applications as rights in the same have been acquired under the Asset Purchase Agreement. All royalties payable shall be calculated and payable annually, within 90 days of the end of each of HBI’s years ended December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006, respectively, provided, however, if Net Sales reach the applicable yearly targets as of June 30 or as of September 30 in each of 2003, 2004, 2005 and 2006 (June 30 or September 30 of the applicable years, an “Early Target Date”), payments shall be made within 90 days of the applicable Early Target Date. Each payment of royalties shall be accompanied by a report setting forth the aggregate Net Sales for the applicable period the royalties were calculated. Notwithstanding anything herein to the contrary, HBI’s obligation to pay any royalties shall immediately and automatically be suspended in the event that HBI receives notice of any claim, suit, action demand, or judgment (collectively, a “Claim”) against HBI alleging that any BTX Product infringes or violates a right of a third party. Upon final adjudication of judgment that the applicable BTX Product does not infringe or violate the right of a third party which was the basis for the applicable claim, HBI’s obligations to pay royalties shall resume. In the event the royalty payments accrued during the adjudication and resolution of the Claim exceed $500,000, such royalty amounts shall be placed into an escrow account, with any escrow fees or charges to be paid by our company. We have the right, upon reasonable notice and at our own expense, to verify the accuracy of the royalty payments due and payable by HBI by an inspection and audit of the relevant accounting and sales books and records of HBI. In no event shall audits be conducted more frequently than once each year.

Purchase Price Adjustment. At the time the Asset Purchase Agreement was signed, we delivered to HBI an unaudited estimated closing statement of assets and liabilities (the “Unaudited Estimated Closing Statement of Assets and Liabilities”) which showed a Net Asset Value (the “Net Asset Value”) of approximately $1.5 million. No later than sixty (60) days following the closing of the sale of the BTX Assets, HBI may, at its sole option and expense, cause to be prepared and delivered to us an audited statement of the assets and liabilities of BTX Assets as of immediately prior to the closing of the Asset Purchase Agreement (the “Final Audited Statement of Assets and Liabilities”). We may dispute any amounts reflected on the audited statement of assets and liabilities by delivery of a written notice to HBI within fifteen (15) days of receipt. If the Net Asset Value as reflected on the Final Audited Statement of Assets and Liabilities (the “Final Audited Net Asset Value”) is less than $1.1 million, the Closing Purchase Price shall be reduced by an amount equal to the difference between $1.1 million and the Final Audited Net Asset Value. If the Final Audited Net Asset Value is greater than $1.3 million, then the Closing Purchase Price shall be increased by an amount equal to the sum (x) the amount by which the lesser of (i) $1.4 million or (ii) the Final Audited Net Asset Value exceeds $1.3 million, plus (y) if applicable, fifty percent (50%) of the amount by which the Final Audited Net Asset Value exceeds $1.4 million. In no event shall the Closing Purchase Price be adjusted to provide an increase by an amount in excess of $150,000. See “Certain Material Terms of the Asset Purchase Agreement – Conditions to the Transaction” on Page 15.

Representations and Warranties of our Company. The Asset Purchase Agreement contains customary representations and warranties from our company to HBI relating to: (1) due organization and good standing; (2) capital stock and beneficial ownership; (3) corporate authority to enter into the Asset Purchase Agreement; (4) personal property; (5) the accuracy of financial statements; (6) taxes; (7) accounts receivables; (8) inventories; (9) absence of certain changes; (10) intellectual property; (11) contracts; (12) litigation; (13) compliance with laws; (14) insurance; (15) warranty or other claims; (16) finder’s fee; (17) permits and approvals; (18) transactions with interested persons; (19) employee benefit programs; (20) environmental matters; (21) backlog of orders for products and services; (22) customers, distributors and suppliers; (23) Securities and Exchange Commission reports and (24) disclosures.

Representations and Warranties of HBI. The Asset Purchase Agreement contains customary representations and warranties from HBI to our company relating to: (1) due organization and good standing; (2) corporate authority to enter into the Asset Purchase Agreement; (3) finder’s fee and (4) disclosures.

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Covenants of our Company.

     Conduct of Business. Between the date of the signing and the closing of the Asset Purchase Agreement, our company shall:

          (a) conduct the BTX Division only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

          (b) with respect to the BTX Division, refrain (i) from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, (ii) from purchasing any capital asset costing more than $5,000 and (iii) from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

          (c) with respect to the BTX Division, refrain (i) from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and (ii) from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;

          (d) with respect to the BTX Division, refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors, except in accordance with the Employee Stay Arrangements. See “Certain Material Terms of the Asset Purchase Agreement — Employee Stay Arrangements” on Page 13;

          (e) with respect to the BTX Division, refrain from (i) terminating any of its existing distributors who constituted a top one hundred (100) customer within the three year period ended September 30, 2002, (ii) changing any of its product prices or pricing policies (e.g., discount policies) for any of its products, (iii) modifying, altering or amending any of its material contracts, or (iv) changing any of its product warranties or guarantees;

          (f) with respect to the BTX Division, use our best efforts to prevent any change of its management, supervisory personnel or banking arrangements;

          (g) use our best efforts to keep intact our business organization, to continue its on-going research and development initiatives on new product development consistent with our product development plans to keep available its present officers and employees and, with respect to the BTX Division, to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

          (h) have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers engaged at the time of the execution of the Asset Purchase Agreement or equivalent insurance with any substitute insurers approved in writing by HBI;

          (i) furnish HBI with certain financial and operating information; and

          (j) permit HBI and its authorized representatives upon reasonable notice and during normal business hours to have full access to all of the properties, assets, records, contracts and documents of the BTX Division, and furnish to HBI or its authorized representatives such financial and other information with respect to the BTX Division.

     Consents and Authorization. Prior to the Closing, we will use reasonable efforts to obtain all authorizations, consents and permits of others required to duly and validly effect the transfer and assignment of all of the BTX Assets and to permit the consummation by our company of the transactions contemplated by the Asset Purchase Agreement.

     Employee Stay Arrangements. Our company has agreed that immediately following the date of the signing of the Asset Purchase Agreement it shall provide to its employees that work for or otherwise provide services to the

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BTX Division (the “BTX Employees”) reasonable incentives to maintain their participation in the BTX Division at the same or similar levels as exist as of the date of the Asset Purchase Agreement, all as reasonably determined by our company and HBI. Our company has agreed that following the date of the Asset Purchase Agreement, it shall actively consult with HBI on the status of employee retention and the efficacy of the incentive measures implemented to sustain the continuity of the BTX Employees, and our company further agreed to modify any such incentives in accordance with the reasonable recommendations of HBI in order to maintain the continued participation of the BTX Employees in the BTX Division.

     Non-competition; Non-solicitation. Our company agreed that for the lesser of a period of up to 20 years following the Closing or the period that HBI or its successors or assigns are carrying on the BTX Division, our company shall not, without the prior written consent of HBI, directly or indirectly, engage or participate in, assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in, any activity which is similar to or competitive with the BTX Division, in the United States and any other country where our company has marketed or sold its products or the BTX Division or otherwise carried on the BTX Division; provided, however, the foregoing shall not prevent our company from owning beneficially or of record up to one percent (1%) of the outstanding securities of a publicly-held corporation which engages in competitive activities, nor shall it prohibit our company from engaging in the development, manufacturing, marketing, servicing and selling of electroporation equipment, instrumentation and accessories therefor, other than those of the BTX Division, for uses solely in human and animal diagnostic and therapeutic applications (the “Excluded Line of Business”) or in research collaboration projects (including research collaboration projects that relate to plants); provided further, however, that in no event shall our company be permitted to market and/or sell to third parties any electroporation equipment, instruments and accessories in connection with or arising from such research collaboration projects other than in the Excluded Line of Business. Our company shall refrain from, directly or indirectly, soliciting or encouraging any employee of the BTX Division as conducted by HBI following the closing of the Asset Purchase Agreement to terminate his or her employment with HBI or any of HBI’s subsidiaries and/or to become employed, directly or indirectly, by our company or any business or entity with which they are affiliated as owners, investors, lenders or in any other capacity, and our company further agreed that it shall not hire any of such employees.

     No Solicitation of Other Offers.

     (a) Our company agreed that until the Closing or the termination of the Asset Purchase Agreement, it will not, directly or indirectly, through any director, officer, employee, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal as described below in paragraph (e), (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person, regarding an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding regarding an Acquisition Proposal or requiring our company to abandon, terminate or fail to consummate the transactions contemplated under the Asset Purchase Agreement; provided, however, that the foregoing shall not (A) preclude our company from selling their products in the ordinary course of business consistent with the terms of the Asset Purchase Agreement, or (B) to the extent necessary to enable our company to obtain financing for its retained businesses, preclude Genetronics Biomedical Corporation from issuing capital stock or securities convertible into capital stock of Genetronics Biomedical Corporation or issue debt securities of Genetronics Biomedical Corporation, whether or not convertible into capital stock of Genetronics Biomedical Corporation; provided further, however, that (i) each recipient of Genetronics Biomedical Corporation’s voting capital stock, if any, must execute a voting agreement as a condition to its receipt of such securities, (ii) Genetronics Biomedical Corporation may not issue any debt securities that create a lien on or otherwise encumber the BTX Assets or the BTX Division, (iii) any issuance of debt or equity securities must not interfere with or delay the closing of the transactions contemplated by the Asset Purchase Agreement; and (iv) Genetronics Biomedical Corporation shall provide written notice to HBI prior to the consummation of any such issuances.

     (b) Notwithstanding the foregoing, at any time prior to the date on which the Asset Purchase Agreement is approved by the stockholders of Genetronics Biomedical Corporation at a stockholder meeting in response to a Superior Proposal, (as defined below), that did not result in a breach of the non-solicitation provisions, our company may (x) furnish non-public information with respect to our company to the person who made such Superior Proposal pursuant to a confidentiality agreement and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if the Board of Directors of our company determines in good faith that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

     (c) Our company agreed that its Board of Directors shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to HBI, its approval or recommendation of the Asset Purchase Agreement or the transactions contemplated under the Asset Purchase Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into a letter of intent, agreement in principle, definitive agreement or other agreement relating to an Acquisition Proposal, or (iv) resolve to do any of the foregoing. Notwithstanding the foregoing, our company’s Board of Directors may withdraw or modify, in a manner adverse to HBI, its approval or recommendation of the Asset Purchase Agreement or the transactions contemplated under the Asset Purchase Agreement if, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of the non-solicitation provisions, our company’s Board of Directors shall have determined in good faith (based on advice of its outside legal counsel and after consultation with its financial adviser and based upon such other matters as it deems relevant) that failing to take such action would constitute a breach of its fiduciary duties under applicable law; provided, however, that prior to taking any such action, our company shall have given HBI at least forty-eight (48) hours written notice of our company’s Board of Director’s intention to take such action and the opportunity to meet with HBI, its financial advisors and its legal counsel. Nothing shall limit our company’s obligation to hold and convene the meeting of stockholders of Genetronics Biomedical Corporation.

     (d) Our company agreed to promptly (and in any event within 24 hours) advise HBI orally and in writing of any Acquisition Proposal (including any amendments or proposed amendments thereof), or any request or inquiry received by our company with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, including, in each case, the identity of the person making any such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to HBI any written materials received by our company in connection with such an Acquisition Proposal. Our company agreed to keep HBI fully informed of the status of the discussions related to such Acquisition Proposal, request or inquiry, including, without limitation, by promptly (and in any event within 12 hours) providing HBI with all written materials that it receives in connection with any such Acquisition Proposal. Our company agreed not to release any person from, or waive any provisions of, any confidentiality or standstill agreement to which our company is a party.

     (e) As used in the Asset Purchase Agreement, the term “Acquisition Proposal” means any proposed or actual sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any portion of the BTX Division or any portion of the BTX Assets, and tender offer, merger, consolidation or other business combination involving our company, or, or any transaction which is similar in form, substance or purpose to any of the transactions contemplated under the Asset Purchase Agreement.

     (f) As used in the Asset Purchase Agreement, the term “Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal, which Acquisition Proposal is reasonably likely to be consummated, and that (i) our company’s Board of Directors determine in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, be reasonably likely to result in a transaction that is more favorable to the stockholders of Genetronics Biomedical Corporation than the transactions contemplated under the Asset Purchase Agreement (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which our company has received written evidence of such person’s ability to fully finance its Acquisition Proposal), (iii) is for 100% of the BTX Division or the BTX Assets, or is for 100% of our company’s stock and (iv) our company’s Board of Directors determines is, based on the advice of any nationally recognized investment banking firm, more favorable to the stockholders of Genetronics Biomedical Corporation from a financial point of view than the transactions contemplated under the Asset Purchase Agreement.

     Website Links. Our company has agreed that on the Closing and for a twelve (12) month period thereafter, it shall maintain on any and all websites owned or operated by it a link or links to the website(s) of the BTX Division being transferred to HBI hereunder, to the extent that such link or links existed as of the date hereof and in substantially the same form and with substantially the same degree of prominence that such links had when owned by our company.

     Purchase Requirements. Following the Closing, in the event our company conducts any research collaboration projects, it has agreed to purchase any and all electroporation equipment, instruments and accessories used in such research collaboration projects from HBI, to the extent the same or similar products are offered by HBI, which purchase and sale shall be made at the distributor list price (or, to the extent applicable, a volume discount

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price offered by HBI in the ordinary course of its business) and on such other of HBI’s customary terms and conditions (including time of delivery) then in effect for any such products.

     Actions for a Material Adverse Effect. In the event prior to the Closing there shall occur, or it could be reasonably expected to occur, a violation of any applicable statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to our company or to the conduct of the BTX Division which would have a material adverse effect on the financial condition, prospects, properties, assets, liabilities or operations of the BTX Assets or the BTX Division (“Material Adverse Effect”), then our company has agreed, (a) to give HBI prompt notice of such event, (b) to consult with HBI on the facts and circumstances of such event and on possible measures that could be implemented to address such event, and (c) to implement any such measures which are reasonably suggested by HBI to eliminate or mitigate, to the extent possible, such Material Adverse Effect.

Covenants of HBI.

     Non-competition of HBI.

          (a) HBI has agreed that following the Closing, it shall not, without the prior written consent of our company, directly or indirectly, engage or participate in, or have any interest in or make any loan to any person, firm, corporation or business which engages in, anywhere in the world, the development, manufacturing, marketing or selling of electroporation equipment, instrumentation and accessories therefor for use in the Excluded Line of Business (the “Competitive Business”); provided, however, the foregoing shall not: (a) prevent HBI from owning beneficially or of record up to one percent (1%) of the outstanding securities of a publicly-held corporation which engages in the Competitive Business, (b) prohibit HBI from engaging in the BTX Division, (c) prohibit HBI from engaging in research collaboration projects, (d) limit or restrict HBI from engaging in the sale of electroporation equipment, instruments and accessories used in research collaboration projects of our company or in the activities contemplated in the License Agreement to be entered into providing HBI certain rights to practice certain of our intellectual property, or (e) subject to paragraph (b) below, preclude HBI from merging with or otherwise acquiring any partnership, corporation, limited liability company or other business that is engaged in the Competitive Business, and continuing to operate such Competitive Business thereafter; and

          (b) In the event that HBI merges with or otherwise acquires any partnership, corporation, limited liability company or other business that is engaged, in whole or in part, in the Competitive Business, HBI agrees that it will offer an option (the “Option”) to our company to acquire from HBI, whether by purchase or license, that part of such acquired entity’s business which constitutes the Competitive Business, on the following terms and conditions. Upon HBI’s acquisition of the aforementioned Competitive Business, HBI shall provide notice thereof to our company, and within thirty (30) days of our company’s receipt of such notice, we may provide written notice to HBI that it desires to exercise such Option, subject to the parties negotiation of mutually agreeable acquisition terms. In the event that the parties are unable to negotiate mutually agreeable acquisition terms within sixty (60) days of HBI’s receipt of notice from us regarding their interest in exercising the Option, or if we decline to accept the Option or fails to give notice to HBI of their interest in exercising the Option within the aforementioned thirty (30) day acceptance period, then HBI may continue to operate in any manner the Competitive Business of the acquired entity, notwithstanding the provisions stated above in paragraph (a).

Conditions to the Transaction.

     Conditions to the Obligations of HBI. HBI’s obligation to consummate the Asset Purchase Agreement and the transactions contemplated thereunder is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations; Warranties. Each of the representations and warranties of our company in the Asset Purchase Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as though made on and as of the Closing. Our company shall, on or before the Closing, have performed all of its obligations which are to be performed on or before such Closing;

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          (b) No Material Change. There shall have been no change, event, occurrence, non-occurrence, or condition which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect since the date of the Asset Purchase Agreement, whether or not in the ordinary course of business; provided, however, that notwithstanding the foregoing, HBI and our company have acknowledged and agreed that a Material Adverse Effect which occurs as a result of voluntary terminations of employment by our company’s employees following the announcement of the transactions contemplated by the Asset Purchase Agreement shall not constitute a Material Adverse Effect if: (i) our company has provided notice to HBI that such a Material Adverse Effect has occurred or could reasonably be expected to occur, and (ii) our company is not in breach of any of its obligations with respect to the “Employee Stay Arrangements” or the “Actions for a Material Adverse Effect”. See “Certain Material Terms of the Asset Purchase Agreement -Covenants of our company” on Page 13;

          (c) No Litigation. There shall have been no determination by HBI, acting in good faith, that the consummation of the transactions contemplated by the Asset Purchase Agreement have become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against HBI or our company with respect to the BTX Division or the acquisition thereof;

          (d) Approvals; Consents. Our company shall have made all filings with and notifications of governmental authorities, regulatory agencies, regulatory authorities and other entities required to be made by our company in connection with the execution and delivery of the Asset Purchase Agreement, the performance of the transactions contemplated thereunder and the continued operation of the BTX Division by HBI subsequent to the Closing. Our company and HBI shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to HBI, from all third parties whose authorization, waiver or consent is required, and from all governmental authorities and, regulatory agencies, required to permit the continuation of the BTX Division and the consummation of the transactions contemplated by the Asset Purchase Agreement;

          (e) Other Agreements. Our company shall have executed and delivered to HBI the Escrow Agreement, the License Agreement, the Assumption Agreement and the Transition Services Agreement contemplated under the Asset Purchase Agreement; and

          (f) Stockholder Approval. Genetronics Biomedical Corporation shall have obtained the affirmative vote of the requisite number of its stockholders required to approve the transactions contemplated by the Asset Purchase Agreement.

     Conditions to the Obligations of our Company. Our company’s obligation to consummate the Asset Purchase Agreement and the transactions contemplated thereunder is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations; Warranties. Each of the representations and warranties of HBI in Asset Purchase Agreement shall be true and correct in all material respects as though made on and as of the Closing. HBI shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and

          (b) No Litigation. There shall have been no determination by our company, acting in good faith, that the consummation of the transactions contemplated by the Asset Purchase Agreement have become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against HBI or our company.

Indemnification.

     Indemnification by our Company. Our company has agreed to indemnify and hold HBI and its respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof harmless from and against any damages, liabilities, losses, diminution in value, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising

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out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

               (a) any breach of any representation or warranty of our company under the Asset Purchase Agreement or in any certificate, schedule, exhibit or agreement delivered pursuant hereto;

               (b) any fraud, intentional misrepresentation or any deliberate or willful breach by our company of any of their representations, warranties or covenants under the Asset Purchase Agreement or in any certificate, exhibit, schedule or other agreement delivered pursuant hereto;

               (c) any breach by our company of any covenant set forth in the Asset Purchase Agreement; and

               (d) any failure by our company to perform and discharge any of the obligations or liabilities of our company of any kind or nature, known, unknown, accrued, absolute, fixed, contingent, or otherwise, whether or not existing or hereafter arising whatsoever, relating to the BTX Assets or the BTX Division.

     Indemnification by HBI. HBI agrees to indemnify and hold our company and its representatives, affiliates and persons serving as officers, directors or employees thereof harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (a) any breach of any representation or warranty of HBI under the Asset Purchase Agreement or in any certificate, schedule, exhibit or agreement delivered pursuant hereto;

          (b) any fraud, intentional misrepresentation or any deliberate or willful breach by HBI of any of their representations, warranties or covenants under the Asset Purchase Agreement or in any certificate, exhibit, schedule or other agreement delivered pursuant hereto;

          (c) any breach by HBI of any covenant set forth in the Asset Purchase Agreement; and

          (d) any failure by HBI to perform and discharge any of the assumed liabilities as set forth in the Asset Purchase Agreement.

     Time and Other Limits on Indemnification.

          (a) The right to indemnification shall expire on April 15, 2004; and

          (b) (i)(A) Our company will have no liability until the amount of indemnifiable losses thereunder, in the aggregate, exceeds $50,000 (the “Minimum Loss”), at which time all such losses (including, without limitation, the Minimum Loss) shall be recoverable, and (B) HBI shall have no liability until the amount of indemnifiable losses thereunder, in the aggregate, exceeds the Minimum Loss, at which time all such losses (including, without limitation, the Minimum Loss) shall be recoverable, and (ii) (A) the aggregate obligations of our company to indemnify, defend and hold HBI harmless for indemnification claims shall be limited to $3.7 million, and (B) the aggregate obligations of HBI to indemnify, defend and hold our company harmless for indemnification claims shall be limited to $3.7 million.

Termination; Fees and Expenses.

     Termination. At any time prior to the Closing, the Asset Purchase Agreement may be terminated as follows:

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          (a) by mutual written consent of all of the parties to the Asset Purchase Agreement;

          (b) by HBI, pursuant to written notice by HBI to our company, if any of the conditions set forth above in “Conditions to the Obligations of HBI” have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively ascertainable that any of such conditions, other than a condition within the control of our company, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

          (c) by our company, pursuant to written notice by our company to HBI, if any of the conditions to the transaction have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively ascertainable that any of such conditions, other than a condition within the control of HBI, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; See “Certain Material Terms of the Asset Purchase Agreement – Conditions to the Obligations of HBI” on Page 15;

          (d) by either HBI or our company if: (i) the Closing has not occurred on or prior to March 14, 2003 for any reason, and (ii) the terminating party is not, on the date of termination, in material breach of any provision of the Asset Purchase Agreement;

          (e) if the stockholders of Genetronics Biomedical Corporation do not approve the Asset Purchase Agreement and the transactions contemplated thereunder, provided, however, that the right to terminate the Asset Purchase Agreement shall not be available to our company where the failure to obtain the approval of the stockholders of Genetronics Biomedical Corporation shall have been caused by the action or failure to act of our company and such action or failure to act constitutes a breach of our company of the Asset Purchase Agreement; or

          (f) by either HBI or our company if: (i) the non-terminating party is in breach of any material provision of the Asset Purchase Agreement and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice thereof from the terminating party, and (ii) the terminating party is not, on the date of termination, in material breach of any provision of the Asset Purchase Agreement.

          (g) by HBI if (i) our company shall have breached any representation, warranty, covenant or other agreement contained in the non-solicitation provisions in the Asset Purchase Agreement or (ii) any of the parties to the Voting Agreement shall have breached any representation, warranty, covenant or agreement contained in the Voting Agreement and as a result of such breach of the Voting Agreement, our company is not able to obtain the approval of the Genetronics Biomedical Corporation stockholders.

          (h) by HBI if (i)  our company’s Board of Directors shall have withdrawn or modified in a manner adverse to HBI its approval or recommendation of the Asset Purchase Agreement or the transactions contemplated under the Asset Purchase Agreement, approved or recommended an Acquisition Proposal, or approved, recommended, executed or entered into an agreement in principle or definitive agreement relating to an Acquisition Proposal, or proposed or resolved to do any of the foregoing or (ii) a tender or exchange offer relating to securities of our company shall have been commenced by a third party and our company shall not have sent to the Genetronics Biomedical Corporation stockholders, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that our company recommends rejection of such tender or exchange offer.

     Effects of Termination. All obligations of the parties under the Asset Purchase Agreement shall cease upon any termination provided, however, that (i) the provisions of the termination section, the confidentiality provisions and other miscellaneous provisions of the Asset Purchase Agreement which shall survive any termination of the Asset Purchase Agreement and (ii) nothing in the Asset Purchase Agreement shall relieve either our company or HBI from any liability for any breach of any of its representations or warranties or any failure to comply with any of its covenants, conditions or agreements contained in the Asset Purchase Agreement. However, if the Asset Purchase Agreement is terminated due to a breach by our company: (i) of any representation, warranty covenant or other agreement under the Asset Purchase Agreement, (ii) of the Voting Agreement, (iii) by our Board of Directors withdrawing its approval or recommendation of the Asset Purchase Agreement, (iv) by our Board of Directors approving, recommending or entering an agreement in principle or into a definitive agreement relating to an Acquisition Proposal or (v) a tender or exchange offer relating to our company’s securities by a third party has commenced and our Board of Directors failing to send our stockholders their recommendation to reject such tender or exchange offer within ten business days after such tender or exchange offer is first published, sent or given then our company shall pay to HBI $1.0 million plus HBI’s out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Asset Purchase Agreement (including but not limited to legal, accounting, investment banking and printing fees).

     Fees and Expenses. Each of the company and HBI will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by the Asset Purchase Agreement, including, without limitation, legal, accounting, finders/brokers or other professional expenses (collectively, “Transaction Expenses”); provided, however, that notwithstanding the foregoing, in the event the Asset Purchase Agreement is terminated pursuant due to a breach of any material provision of the Asset Purchase Agreement that has not been cured within thirty (30) days, then in addition to any other liability that the non-terminating party may have, the non-terminating party shall promptly reimburse the terminating party for all of its Transaction Expenses reasonably incurred. The parties hereto acknowledge and agree that a failure to satisfy the condition requiring the approval of Genetronics Biomedical Corporation stockholders shall not, in and of itself, constitute a breach by our company of the Asset Purchase Agreement unless such failure is caused by the action or failure to act of our company and such action or failure to act constitutes a breach of the Asset Purchase Agreement; provided, however, that the foregoing shall in no way limit any of the obligations of our company under the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated due to a breach by the company: (i) of any representation, warranty covenant or other agreement under the Asset Purchase Agreement, (ii) of the Voting Agreement, (iii) by our Board of Directors withdrawing its approval or recommendation of the Asset Purchase Agreement, (iv) by our Board of Directors approving, recommending or entering an agreement in principle or into a definitive agreement relating to an Acquisition Proposal or (v) a tender or exchange offer relating to our company’s securities by a third party has commenced and our Board of Directors failing to send our stockholders their recommendation to reject such tender or exchange offer within ten business days after such tender or exchange offer is first published, sent or given then our company shall pay to HBI $1.0 million plus HBI’s out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Asset Purchase Agreement (including but not limited to legal, accounting, investment banking and printing fees).

REASONS FOR ENGAGING IN THE ASSET SALE

In reaching the decision to engage in the sale of the BTX Assets, our Board of Directors considered a number of factors, including:

1.	Operating History and Financial Condition. Our Board of Directors considered the current and historical financial condition and results of operations of the BTX Division and our company, as well as the prospects and strategic objectives of our company, including the risks involved in achieving those prospects and objectives. Genetronics Biomedical Corporation has experienced operating losses in each quarter since its inception and expects to continue to experience operating losses for the foreseeable future. Our company has limited resources available to meet our operating and capital expenditure requirements. Genetronics Biomedical Corporation historically has funded its operating losses with cash reserves from equity offerings most recently in November 2001 and June 2002. Net losses for the year ended December 31, 2001 and nine months ended September 30, 2002 were $6.4 million and $4.4 million respectively, and Genetronics Biomedical Corporation had an accumulated deficit of $51.8 million at September 30, 2002. As of September 30, 2002, Genetronics Biomedical Corporation had cash, cash equivalents and short term investments of $2.4 million. Genetronics Biomedical Corporation believes that its existing cash and cash

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equivalents may not be sufficient to fund its operations throughout 2003. The financial statements of Genetronics Biomedical Corporation already have a “going concern” qualification, indicating that it may not have sufficient capital and other resources to continue as a going concern for 12 months.

2.	Strategic Alternatives. The Board of Directors considered a number of strategic alternatives in an effort to maximize stockholder value including attracting new capital to our company, attempting to achieve profitability within the current capital structure and the sale of BTX Assets. The Board of Directors did not believe that our company was likely to attract significant new capital for BTX operations and further concluded that our company would not likely survive as a going concern without additional capital. Of the options available, the Board of Directors concluded that the transaction with HBI represented the best option to maximize stockholder value and allow continuation of our company as viable business entity.

3.	Market Conditions. The Board of Directors considered the effect of market conditions since the fall of 2001 on its ability to raise capital or complete another transaction. The market for raising capital, particularly for “micro cap” public companies has been very difficult. While the market could improve before Genetronics expends its available funds, the Board of Directors concluded that the risk of relying upon improved market conditions was not acceptable and decided to pursue the sale of the BTX Assets.

4.	Terms of the Transaction. The Board of Directors considered that HBI’s obligation to consummate the purchase is subject to a limited number of conditions. For instance, HBI does not need to obtain outside financing before closing. The Board of Directors also considered the ability of HBI to complete the transaction quickly and the liabilities that it was willing to assume from us. The Board of Directors also considered the purchase price adjustments and the limited indemnification in assessing the anticipated proceeds.

5.	Fairness Opinion. The Board of Directors received a fairness opinion from Seidman with respect to the fairness, from a financial point of view, of the anticipated sale of the BTX Assets to HBI. Stockholders are urged to read the opinion; a copy is attached to this Proxy Statement as Exhibit B.

BACKGROUND, PAST CONTACTS, AND NEGOTIATIONS

In the fourth quarter of 2001, a number of matters affecting our ability to raise additional investment capital led the Board of Directors of Genetronics Biomedical Corporation to consider hiring an investment banking firm to assist our company in the sale of the BTX Division. These included capital constraints, low share price, potential American Stock Exchange listing compliance issues, limited interest in our company by investment professionals and research analysts, and the pace of moving toward profitability. After interviewing a number of investment banks, we hired Katan & Associates (“Katan”) an investment banking firm, in January 2002 to assist us in seeking out a strategic partner or buyer for the BTX Division.

The Board of Directors instructed Katan to begin contacting third parties regarding potential strategic transactions with us for the sale of the BTX Assets. Katan discussed the sale of the BTX Assets with numerous public and private companies. Approximately three to four of these companies subsequently agreed to enter into confidentiality agreements with us in order to obtain certain confidential information about our company and the BTX Division in order to evaluate a potential transaction. On March 15, 2002, the Board of Directors met and received an update from Katan regarding its progress to date. Our company’s representatives first met with potential purchasers beginning in March 2002.

From March through early May 2002, we received approximately three to four preliminary, informal indications of interest from potential purchasers. Informal discussions with each followed but, by the end of May 2002, those potential purchasers had concluded that they were not interested in pursuing a transaction on terms acceptable to the Board of Directors.

On April 29, 2002, the Board of Directors met and preliminarily discussed a variety of strategic options and received another update from Katan. The Board of Directors instructed management to further analyze these options, as well as projections for future operations, and instructed Katan to continue to contact potential purchasers regarding a transaction. The Board of Directors emphasized the urgency of our company’s position given continuing operating

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losses, the lack of an interested partner, and potential liabilities. The Board of Directors concluded that Katan should work towards having any offers lined up as soon as practicable to enable the Board to compare them to other available alternatives.

On May 17, 2002, the Board of Directors met telephonically and discussed a variety of matters related to the potential transactions, including a potential offer by HBI to purchase the BTX Assets. The Board of Directors was updated on the status of potential discussions with each of the interested parties. The Board of Directors discussed each potential transaction and how each would impact our ongoing operations and the likelihood of closing a transaction and other economic factors with respect to each. The Board of Directors ultimately concluded, after additional discussion, that a potential offer from ICN Biomedicals, Inc. (“ICN”) was most likely to maximize stockholder value and provide the best source of capital for Genetronics. The Board of Directors concluded that our company should execute a letter of intent with ICN and proceed with due diligence and to take all necessary action to close the proposed asset sale.

From approximately May 17, 2002 through June 15, 2002, ICN conducted due diligence and negotiated with us to reach a definitive agreement. Meanwhile, Genetronics Biomedical Corporation hired Seidman to analyze the transaction and to render a fairness opinion to the Board of Directors. At the May 17, 2002 meeting, the Board of Directors, after having determined that the sale of the BTX Assets to ICN was in the best interests of the stockholders and Genetronics Biomedical Corporation, granted the authority to the President and CEO of Genetronics Biomedical Corporation to proceed with all necessary action to consummate the sale of the BTX Assets to ICN.

Genetronics Biomedical Corporation and ICN finalized and executed the Asset Purchase Agreement on June 19, 2002. Seidman delivered a written opinion to Genetronics Biomedical Corporation on July 25, 2002. However, on August 15, 2002, ICN withdrew drew from its obligations to complete the asset purchase of the BTX Division according to the terms of the Asset Purchase Agreement. Thereafter, we reassessed the benefit of other pending offers for purchase of the BTX Division including a potential offer by HBI.

From August 16, 2002 to October 15, 2002 approximately three to four of companies, including HBI worked with our company in order to obtain certain confidential information about our company and the BTX Division to evaluate a potential transaction. Of these groups, several had already been introduced to the BTX Division and were groups that had placed informal bids prior to the signing of an Asset Purchase Agreement with ICN. Several groups met with the BTX Division and toured the facilities as part of initial due diligence proceedings. As a result of these meetings, we received approximately two, informal indications of interest from potential purchasers, including HBI.

On August 21, 2002, members from HBI contacted Katan to ascertain the continuing availability of the BTX Division, as it was still interested in potentially acquiring the asset for its own operations.

On September 26, 2002, members of HBI held a conference call with the management of our company in order to obtain a financial update on the BTX Division, get an update of recent BTX Division activities since HBI’s last visit in May 2002, understand product development projects and gain further knowledge on proposed marketing activities and other business objectives.

On October 3, 2002, HBI provided us a non-binding term sheet, generally outlining the terms of a potential acquisition of the BTX Assets. On October 4, 2002 the parties communicated via a conference call, generally discussing the terms a potential transaction. During that week, management conferred with the Board of Directors to discuss the contours of the transaction and obtained approval to continue discussions. During the following week the parties continued to diligently negotiate the terms of the transaction.

On October 15, 2002, the parties signed a non-binding term sheet, outlining the general terms of the financial transaction for the acquisition of the BTX Assets. This term sheet provided HBI with a one-month exclusive period by which to perform its final due diligence and deliver a definitive Asset Purchase Agreement to acquire the BTX Assets.

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During the week of October 21, 2002, HBI sent a team to our company to conduct further due diligence on the BTX Division. From then until November 15, 2002, HBI continued to gather relevant business and operational data regarding the BTX Division.

On November 15, 2002, HBI provided us with a draft of a definitive Asset Purchase Agreement and related documents. From November 15, 2002 to November 20, 2002, negotiations took place over the terms set forth therein. Representatives of the Board of Directors met to discuss proposed terms of the sale of the BTX Asset. Given that the parties were continuing to negotiate in good faith, the exclusivity period for HBI was extended through November 22, 2002.

Subsequent calls with representatives from the parties were held on November 19, 2002 and November 22, 2002. Given that the parties were continuing to negotiate in good faith, the exclusivity period for HBI was extended through December 6, 2002.

Subsequent calls with representatives from both parties were held on December 3, 2002 and December 5, 2002. Given that the parties were continuing to negotiate in good faith, the exclusivity period for HBI was extended through December 13, 2002.

Subsequent calls with representatives from the parties were held on December 10, 2002. Given that the parties were continuing to negotiate in good faith the exclusivity period for HBI was extended through December 20, 2002.

Subsequent calls with principals involved with the transaction were held from December 15, 2002 through December 20, 2002.

On December 23, 2002, members of the Board of Directors met to discuss the Asset Purchase Agreement and related transactions. The Board of Directors reviewed the potential alternatives available to our company. Representations of Seidman were present telephonically at the meeting. At the meeting, Seidman delivered its written opinion to the Board of Directors, (Seidman reaffirmed its written opinion on December 24, 2002) and its supporting analyses, that the cash consideration to be reviewed by our company further to the Asset Purchase Agreement was fair to the stockholders of Genetronics Biomedical Corporation from a financial point of view. Seidman described the material financial analyses performed by it in connection with its fairness opinion. Such analyses consisted of a selected comparable acquisitions analysis, a selected publicly traded comparable companies analysis, a historical and projected financial analysis, a historical trading and implied premium analysis, a discounted cash flow analysis and a leveraged buyout analysis. The Board of Directors discussed the proposed terms of the sale of the BTX Assets, including the fact that our company would agree not to solicit, encourage or initiate offers or proposals relating to any acquisition or purchase of all or any portion of the BTX Assets or participate in any discussions or negotiations regarding any effort or attempt to do or seek any of the foregoing and any breach by our company of such terms would result in a termination fee of $1.0 million to HBI plus expenses incurred by HBI in connection with the Asset Purchase Agreement. The Board of Directors concluded that the terms and conditions of the Asset Purchase Agreement and the Voting Agreement, including the termination fee and the proxies contained therein, would not unreasonably discourage offers from third parties and thus did not foreclose the Board of Directors from considering any unsolicited bids. The Board of Directors concluded that the sale of the BTX Assets was essential to the future viability of our company and that sufficient efforts had been made by Katan to seek out potential candidates. The Board of Directors concluded that the sale of the BTX Assets to HBI represented the best opportunity for our company to recognize substantial value for said assets and that this opportunity outweighed the fact that other indications of interest and/or offers for the sale of the BTX Assets would be discouraged. The Board of Directors (i) determined that the Asset Purchase Agreement and the price payable thereunder was fair to and in the best interests of the stockholders of Genetronics Biomedical Corporation (ii) adopted the Asset Purchase Agreement and the transactions contemplated thereby (iii) approved the Escrow Agreement, the License Agreement, the Assumption Agreement and the Transaction Services Agreement and (iv) resolved to recommend that the stockholders of Genetronics Biomedical Corporation vote their shares in favor of the Asset Purchase Agreement and the transactions contemplated therein. On December 24, 2002, the Chief Operating Officer of HBI approved the Asset Purchase Agreement and the Chief Executive Officer of our Company signed the Asset Purchase Agreement. On December 26, 2002, the parties issued a joint press release announcing their respective approval of the Asset Purchase Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS TO STOCKHOLDERS

The Board of Directors has approved the BTX Asset sale, and the Asset Purchase Agreement. The Board of Directors believes that the BTX Asset sale is in the best interests of Genetronics Biomedical Corporation and Genetronics Biomedical Corporation’s stockholders and recommends that stockholders vote in favor of the Asset Purchase Agreement and the sale of the BTX Assets.

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VOTE REQUIRED FOR THE APPROVAL OF THE ASSET SALE

In order for our company to sell the BTX Assets to HBI, holders of a majority of the common stock outstanding must vote to approve the sale of the BTX Assets. Each of our directors and officers that own shares of Genetronics Biomedical Corporation common stock (representing 720,413 shares or 1.4% of the outstanding shares of our common stock as of December 16, 2002) has agreed to vote all of the shares held by them in favor of the transactions contemplated by the Asset Purchase Agreement.

CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

There are no known conflicts of interest regarding this transaction. Certain employees of BTX are optionees under Genetronics Biomedical Corporation Stock Option Plan, and as such, will receive immediate vesting of options upon closing of this transaction. There are no known direct benefits to our directors/executive officers.

ACCOUNTING TREATMENT OF THE ASSET SALE

Under accounting principles generally accepted in the United States, our company treats BTX as a discontinued entity and the net assets sold are not included in its consolidated balance sheet and nor will we record the gain or loss on the sale, net of transaction costs, severance and other related costs, including applicable state and federal income taxes, in its consolidated statement of income.

UNITED STATES TAX CONSEQUENCES OF THE ASSET SALE

We believe that the BTX Assets will be sold to HBI at approximately Genetronics Biomedical Corporations’ book value for those assets. If, however, there is any gain upon the sale, Genetronics believes that it will be able to apply available tax loss carry forwards to offset any taxable income. Consequently, we do not expect that the asset sale will result in any taxes to our company.

REGULATORY APPROVALS

We are not required to comply with any federal or state regulatory requirements or obtain approval from any federal or state agency in connection with the asset sale. We do not know whether HBI or any of its principals are required to comply with any such requirements or obtain approval from any such agencies.

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OPINION OF FINANCIAL ADVISOR

In connection with its review and analysis of the proposed sale of the BTX Division, the Board of Directors requested Seidman to advise it and to render a written opinion as to the fairness from a financial point of view of the consideration anticipated to be received by us as a result of the proposed sale of BTX Assets. We selected Seidman to render an opinion in part because Seidman has substantial experience in transactions similar to the proposed transaction. The investment bankers at Seidman have regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

On December 23, 2002, Seidman rendered an oral opinion that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration anticipated to be received by us as a result of the proposed transaction was fair, from a financial point of view. This opinion was reaffirmed in writing by a letter dated December 24, 2002 (the “Seidman Opinion”).

The full text of the Seidman Opinion is attached to this Proxy Statement as Exhibit B. The description of the opinion set forth in this section is qualified in its entirety by reference to the full text of the opinion. Genetronics Biomedical Corporation stockholders are urged to read the Seidman Opinion in Exhibit B in its entirety.

THE SEIDMAN OPINION LETTER IS DIRECTED TO THE BOARD OF DIRECTORS OF GENETRONICS BIOMEDICAL CORPORATION AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION ANTICIPATED TO BE RECEIVED BY GENETRONICS BIOMEDICAL CORPORATION AS A RESULT OF THE PROPOSED TRANSACTION. IT DOES NOT ADDRESS THE MERITS OF OUR UNDERLYING BUSINESS DECISION TO ENGAGE IN THE PROPOSED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GENETRONICS BIOMEDICAL CORPORATION STOCKHOLDER AS TO HOW A STOCKHOLDER SHOULD VOTE AT THE GENETRONICS BIOMEDICAL CORPORATION SPECIAL MEETING WITH RESPECT TO THE PROPOSED TRANSACTION OR ANY OTHER MATTER IN CONNECTION WITH THE PROPOSED TRANSACTION.

In connection with rendering its opinion as presented December 24, 2002, Seidman reviewed and analyzed, among other things, the following:

(1)	The Asset Purchase Agreement dated December 24, 2002;

(2)	Genetronics Biomedical Corporation annual report on Form 10-K for period ended December 31, 2001 and Form 10-Q for the period ended September 30, 2002;

(3)	Other publicly available information concerning Genetronics Biomedical Corporation and the trading markets for its common stock; and,

(4)	Certain internal information and other data relating to us, our business and prospects, including forecasts and projections, provided to Seidman by management of our company.

Seidman also spoke with certain of our officers and employees concerning our business and operations, assets, condition and prospects, and undertook other studies, analyses and investigations that it deemed appropriate. In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Seidman and our company. Any estimates contained in the analyses performed by Seidman are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. In preparing the Seidman Opinion, Seidman assumed and relied upon the accuracy and completeness of the financial and other information used by it and it did not attempt independently to verify such information, nor did Seidman assume any responsibility to do so. Seidman assumed that our forecasts and projections provided to or reviewed by it have been reasonably prepared based on the best current estimates and judgment of our management as to the future financial condition and results of operations of our company. Seidman

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did not express an opinion related to the forecasts or the assumptions on which they were based. Seidman also assumed that there were no material changes in our assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Seidman. Seidman did not make or obtain any independent evaluation of the estimates of anticipated proceeds to us from the disposition of assets or the liabilities and expenses to be incurred by us in connection with the sole of the BTX Division. Seidman did not visit or conduct a physical inspection of the properties and facilities of our company, nor did it make or obtain any independent evaluation or appraisal of such properties and facilities. Seidman has also taken into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Seidman assumed the correctness of all legal advice rendered to us as to all legal matters related to our company and the BTX Division, the proposed transaction and related documents. Seidman has assumed that the proposed transaction will be completed in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

The Seidman Opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date of the opinion and does not address the fairness of the proceeds anticipated to be received by us as a result of the proposed transaction on any other date.

In connection with rendering its opinion, Seidman performed a variety of financial analyses, including those summarized below. These analyses were presented to us on December 23, 2002. The summary set forth below does not purport to be a complete description of the analyses performed by Seidman in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Seidman believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The financial forecasts furnished to Seidman and used by it in some of its analyses were prepared by our management. We do not publicly disclose financial forecasts of the type provided to Seidman in connection with its review of the proposed transaction, and as a result, these financial forecasts were not prepared with a view towards public disclosure. The financial forecasts were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such financial forecasts.

Historical and Projected Financial Analysis. Seidman reviewed certain historical and projected financial information for our company. Seidman also reviewed the most recent Report of Independent Public Accountants in which our auditors noted that certain matters raise substantial doubt about our company’s ability to continue as a going concern. Seidman noted that Genetronics Biomedical Corporation had generated losses from operations in each of the last five fiscal years and that management expected that Genetronics Biomedical Corporation would continue to generate losses from operations. Seidman also reviewed management’s projected financial results, which indicated that we would not have sufficient cash resources to continue operations for the next 12 months. Seidman judged this analysis as supporting fairness since our company’ capital resources did not appear adequate to continue to fund losses from operations and support the BTX Division.

Historical Trading and Implied Premium Analysis. Seidman reviewed the historical stock market performance of Genetronics Biomedical Corporation common stock. This analysis indicated that the current trading price for a share of Genetronics Biomedical Corporation common stock was $0.27 and that the prices paid for a share of Genetronics Biomedical Corporation common stock during the last 52 weeks ranged between $0.89 and $0.13.

Selected Publicly Traded Comparable Companies Analysis. Using publicly available information, Seidman most recently reviewed the stock prices, as of December 17, 2002, and selected market trading multiples of the following companies: Bio-Rad Laboratories, Inc., Caliper Technologies Corp., Ciphergen Biosystems, Inc., Harvard Bioscience, Inc., Molecular Devices Corp., Novitron International, Inc., Transgenomic, Inc., which are collectively referred to in this section as the “Comparable Companies.” Seidman believes these companies are engaged in lines of business that are generally comparable to that of the BTX Division. The financial information reviewed by Seidman included market trading multiples exhibited by the Comparable Companies with respect to their 2002

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trailing twelve months financial performance. Due to the BTX Division’s lack of meaningful historic profit and loss data, the specific multiples available for comparison to the multiples implied by the proposed transaction for the BTX Division were limited to price/latest twelve months revenues and price/book value.

     The table following provides a summary of these comparisons.

	LOWEST VALUE	MEDIAN VALUE	HIGHEST VALUE

Price / Revenues	49x	1.89x	4.56x
Price / Book	74x	1.44x	3.61x

Seidman noted that the multiples for the subject BTX Division transaction implied by the proposed transaction represented substantial discounts to the multiples at the high end of the range of the Comparable Companies, although the multiples at the low end clearly indicate fairness, and the median multiples indicate fairness for the price/book ratio.

Selected Comparable Acquisitions Analysis. Using publicly available information, Seidman reviewed the purchase prices and multiples paid in selected mergers and acquisitions involving companies, which it deemed relevant in evaluating the proposed transaction. Seidman reviewed the acquisition of four comparable companies over the last four years, which are collectively referred to in this section as the “Acquisition Comparables.” The financial information reviewed by Seidman included the purchase prices and multiples paid by the acquiring company in relationship to the acquired company’s financial results over the twelve months preceding the announcements of the proposed acquisitions. Given the unavailability of comparable operating data for the BTX Division, the acquisition multiples focused on price/latest year’s revenues and price/latest year’s book value. The table below summarizes the results of this analysis:

	LOWEST VALUE	HIGHEST VALUE

Price / Revenues	2.284x	3.483x
Price / Book	1.70x	30.050x

Seidman noted that the multiples implied by the proposed transaction represented substantial discounts to the multiples of the Acquisition Comparables. Seidman noted that this result did not support fairness. Seidman noted, however, that the BTX Division: (i) lacked adequate resources to assure its competitive position in the marketplace, and (ii) was of small size relative to the Acquisition Comparables. Seidman also noted that the limited number of transactions for which financial information was available limited the usefulness of this analysis as a basis for comparison to the proposed transaction.

No company or transaction used in the analyses described in this section under “Selected Publicly Traded Comparable Companies Analysis” and “Selected Comparable Acquisitions Analysis” is identical to the BTX Division. Accordingly, an analysis of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the BTX Division or companies to which they are being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable acquisition or company data. In addition, in performing such analyses, Seidman relied on projections prepared by research analysts at established securities firms which may or may not prove to be accurate.

Discounted Cash Flow Analysis. Using certain projected financial information supplied by Genetronics Biomedical Corporation for calendar years 2003 through 2007, Seidman calculated the net present value of free cash flows of the BTX Division using discount rates ranging from 15% to 20%. Seidman’s estimate of the appropriate discount rate was based on the Ibbotson cost of capital build up methodology. Seidman also calculated the terminal value of the BTX Division in the year 2007 based on projected long term growth of free cash flow, employing the Gordon Growth Model, and discounting to present value the continuing stream of income into the future. This analysis resulted in a range of values for the BTX Division indicated in the table below:

25

BTX Division of Genetronics Biomedical Corporation	LOWEST VALUE	HIGHEST VALUE

Calculated Total Equity Value	$2,136,841	$3,6093,610

Inherent in any discounted cash flow valuation is the use of a number of assumptions, including the accuracy of projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis. Seidman judged this analysis as supporting fairness because the anticipated proceeds to us from the sale of the BTX Division is in excess of the range of values generated by this analysis.

Leveraged Buyout Analysis. Seidman attempted to apply a leveraged buyout analysis to the projected financial information supplied by Genetronics Biomedical Corporation. However, the indicated scenario at any reasonable derived multiple of projected 2003 EBITDA (earnings before interest, taxes, depreciation and amortization), resulted in a positive valuation which is less than that otherwise being offered for the BTX Division, thereby indicating fairness.

Genetronics Biomedical Corporation and Seidman entered into a letter agreement dated December 17, 2002 relating to the services to be provided by Seidman in connection with the proposed transaction. Genetronics Biomedical Corporation agreed to pay Seidman a fee of $15,000, $7,500 payable immediately following its signing of the letter agreement, and, $7,500 payable upon rendering of the fairness opinion and completion of the fairness documentation. Out-of-pocket expenses are estimated to be no more than $1,500. Genetronics Biomedical Corporation previously paid Seidman a total fee of $26,000 in connection with similar services provided in rendering a fairness opinion with respect to the terminated ICN transaction. See “Background, Past Contracts and Negotiations” on Page 19. Genetronics Biomedical Corporation also agreed to indemnify Seidman against certain liabilities relating to or arising out of its engagement, including liabilities under the securities laws.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the disposition of the BTX Division in accordance with the Asset Purchase Agreement dated December 24, 2002 between Genetronics and HBI.

The pro forma consolidated balance sheet gives effect to the proposed transactions as if they had occurred on September 30, 2002. The pro forma consolidated statements of operations for the nine months ended December 31, 2001 and for the nine months ended September 30, 2002 were prepared as if the proposed transactions had occurred on April 1, 2001.

26

The pro forma consolidated financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if all of the events as described above had occurred on the first day of the respective periods presented, nor is it necessarily indicative of our future operating results or financial position.

Genetronics Biomedical Corporation
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
Nine Months Ended September 30, 2002

		Disposition
	As reported	Adjustments	Pro Forma

REVENUE
Net sales	$2,663,998	$(2,663,998)	$0
License fee and milestone payments	50,463		50,463
Government grants	0		0
Revenue under collaborative research and development arrangements	62,865		62,865

Total revenue	2,777,326	(2,663,998)	113,328

EXPENSES
Cost of sales	1,128,621	(1,128,621)	0
Research and development	2,016,737	(165,312)	1,851,425
Selling, general and administrative	4,046,025	(1,291,356)	2,754,669

Total operating expenses	7,191,383	(2,585,289)	4,606,094

(Loss) income from operations	(4,414,057)	78,709	(4,492,766)
Other income (expenses) Interest income	28,589		28,589
Interest expense	(4,560)		(4,560)
Foreign exchange loss	0		0

Net (loss) income	$(4,390,028)	$78,709	$(4,468,737)

Net (loss) income per share — basic and diluted	$(0 12)		$(0 12)
Shares used in calculation of earnings per share	37,812,744		37,812,744
Basic
Diluted	37,812,744		37,812,744

27

Genetronics Biomedical Corporation
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
Nine Months Ended December 31, 2001

			Disposition
	As reported	Adjustments	Pro Forma

REVENUE
Net sales	$3,017,747	$(3,017,747)	$0
License fee and milestone payments	981		981
Government grants	0		0
Revenue under collaborative research and development arrangements	109,669		109,669

Total revenue	3,128,397	(3,017,747)	110,650

EXPENSES
Cost of sales	1,322,763	(1,322,763)	0
Research and development	2,325,045	(246,624)	2,078,421
Selling, general and administrative	5,928,502	(1,956,406)	3,972,096

Total operating expenses	9,576,310	(3,525,793)	6,050,517

(Loss) income from operations	(6,447,913)	508,046	(5,939,867)
Other income (expenses) Interest income	98,865		98,865
Interest expense	(10,742)		(10,742)
Foreign exchange loss	0		0

Net (loss) income	$(6,359,790)	$508,046	$(5,851,744)
Unrealized gain on short-term investment/reclassification of loss	(2,152)		(2,152)

Comprehensive loss	$(6,361,942)	$508,046	(5,853,896)

Net (loss) income per share — basic and diluted	$(0 19)		$(0 17)
Shares used in calculation of earnings per share	33,759,404		33,759,404
Basic
Diluted	33,759,404		33,759,404

28

Genetronics Biomedical Corporation
Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
As of September 30, 2002

		Disposition
	As Reported	Adjustments(1)	Pro Forma

Assets
Current
Cash and cash equivalents	$1,364,982	$3,700,000	$5,064,982
Short term investments	994,260		994,260
Accounts receivable, net	628,388	(619,488)	8,900
Inventories	758,622	(758,622)	0
Prepaid expenses and other	30,030		30,030

Total current assets	3,776,282	2,321,890	6,098,172
Fixed assets, net	421,080	(55,339)	365,741
Other assets, net	2,354,154		2,354,154

Total assets	$6,551,516	$2,266,551	$8,818,067

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued expenses	$1,020,903	$91,905	$1,112,808
Current portion of obligations under capital leases	21,969		21,969
Deferred revenue	201,608		201,608

Total current liabilities	1,244,480	91,905	1,336,385
Obligations under capital leases	3,873		3,873
Deferred rent	36,875		36,875

Total liabilities	1,285,228	91,905	1,377,133
Stockholders’ equity Common Stock, $0.001 par value	40,173		40,173
Additional paid-in-capital	53,259,725		53,259,725
Special warrants	3,853,177		3,853,177
Receivables from executive/stockholders for stock purchase	(33,042)		(33,042)
Cumulative translation adjustment	(101,997)		(101,997)
Accumulated deficit	(51,751,748)	2,174,646	(49,577,102)

Total stockholders’ equity	5,266,288	2,174,646	7,440,934

Total liabilities and stockholders’ equity	$6,551,516	$2,266,551	$8,818,067

(1)	Includes accrual of $330,000 for estimated closing costs.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of December 16, 2002 with respect to the beneficial ownership of Genetronics Biomedical Corporation common stock by: (i) all persons known by us to be the beneficial owners or more than 5% of the outstanding common stock of Genetronics Biomedical Corporation, (ii) each director of Genetronics Biomedical Corporation, (iii) each executive officer of Genetronics Biomedical Corporation named in the Summary Compensation Table in Genetronics Biomedical Corporation Report on Form 10-K for the year ended December 31, 2001 and (iv) each associate of any of the foregoing persons.

	Amount of Nature of
	Beneficial Ownership	Percent of Class of
	of Shares of Common	Shares of Common
Beneficial Owner of Shares of Common Stock[1]	Stock[2]	Stock[3]

Activest Investmentgesellschaft mbh[4]	2,500,000	4.96%
Arabellastr 27
81925 Muenchen, Germany
Newton Investment Management Ltd[5]	3,217,457	6.38%
71 Queen Victoria St
London, EC4V4DR United Kingdom
Lois J. Crandell[6]	2,764,588	5.44%
Gunter A. Hofmann[7]	2,764,588	5.44%
Aran Asset Management SA8	2,875,366	5.56%
Alpenstrasse 11
6304 Zug, Switzerland
Johnson & Johnson Development Corporation[9]	2,242,661	4.45%
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Conus Partners, Inc.[10]
One Rockefeller Plaza
19th Floor
New York, NY 10020	4,674,666	8.73%
Kinetic Capital L.P.[11]	2,240,000	4.26%
1460-777 Homby St
Vancouver, BC V62 154 Canada
Dr. Avtar Dhillon[12]	628,100	1.23%
James L. Heppell[13]	297,920	0.59%
Gordon J. Politeski[14]	240,000	0.47%
Felix Theeuwes[15]	402,000	0.79%
Grant W. Denison, Jr.	0	0.00%
Tazdin Esmail[16]	194,785	0.39%
Terry Gibson	0	0.00%

30

	Amount of Nature of
	Beneficial Ownership	Percent of Class of
	of Shares of Common	Shares of Common
Beneficial Owner of Shares of Common Stock[1]	Stock[2]	Stock[3]

Martin Nash	457,461	0.91%
Dietmar Rabussay[17]	305,362	0.60%
William K. Dix[18]	38,307	0.08%
Brook Riggins[19]	370,434	0.73%
Peter Kies[20]	45,000	0.09%
Babak Nemati[21]	104,506	0.21%
Mervyn J. McCulloch	0	0.00%
Robert Goodman[22]	72,500	0.14%
All Executive Officers and Directors as a group[23] (15 persons)	3,156,369	6.00%

*	Less than 1%

[1]	This table is based upon information supplied by officers, directors and principal stockholders. Except as shown otherwise in the table, the address of each stockholder listed is in care of Genetronics Biomedical Corporation at 11199 Sorrento Valley Rd., San Diego, California 92121.

[2]	Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

[3]	Shares of common stock subject to warrants and options exercisable within 60 days of December 16, 2002 are deemed outstanding for computing the percentage of the person or entity holding such special warrants, warrants and options but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 50,398,552 shares of our common stock outstanding as of December 16, 2002, plus warrants and options exercisable into common stock within 60 days of December 16, 2002.

[4]	In our previous filings, Foreign & Colonial Bank, an institutional investor based in London, England, was listed as the beneficial owner of 3,450,000 shares. Until November of 2001, Foreign & Colonial Bank was under a management contract to manage a biotech investment fund on behalf of Activest. It is our understanding that the contract expired in November 2001 and was not renewed. As a result, Activest has taken control of the fund and has become the beneficial owner of the 2,500,000 shares held as of March 1, 2002. We have been advised that the individual who directs the investment and voting decisions for the shares owned by Activist is Dr. Joerg Blumentrath.

[5]	We have been advised that the individual who directs the investment and voting decisions for the shares owned by Newton Investment Management Ltd. is Stuart Eaton.

[6]	Includes 169,825 shares of common stock issuable pursuant to options exercisable within 60 days of December 16, 2002. Also includes 2,115,399 shares and options owned by Gunter A. Hofmann, Ms. Crandell’s husband. Ms. Crandell disclaims beneficial ownership of Dr. Hofmann’s shares.

31

[7]	Includes 232,200 shares of common stock issuable pursuant to options exercisable within 60 days of December 16, 2002. Also includes 649,189 shares and options owned by Lois J. Crandell, Dr. Hofmann’s wife. Dr. Hofmann disclaims beneficial ownership of Ms. Crandell’s shares.

[8]	Includes 801,666 shares of common stock issuable pursuant to warrants exercisable within 60 days of December 16, 2002. We have been advised that the individual who directs the investment and voting decisions for the shares owned by Aran Asset Management is Michael Thalmann.

[9]	We have been advised that the individual who directs the investment and voting decisions for the shares owned by Johnson & Johnson Development Corporation is Roy Cosan.

[10]	Includes 793,666 shares of common stock issuable pursuant to warrants exercisable within 60 days of December 16, 2002. We have been advised that the individual who directs the investment and voting decisions for the shares owned by Conus Partners Inc. is Andrew Zacks.

[11]	Includes 640,000 shares of common stock issuable pursuant to warrants exercisable within 60 days of December 16, 2002. We have been advised that the individual who directs the investments and voting decisions for the shares owned by Kinetic Capital L.P. is Frank Barker.

[12]	Includes 472,274 shares of common stock issuable pursuant to warrants and options exercisable within 60 days of December 16, 2002.

[13]	Includes 265,320 shares of common stock issuable pursuant to warrants and options exercisable within 60 days of December 16, 2002.

[14]	Includes 240,000 shares of common stock issuable pursuant to options exercisable within 60 days of December 16, 2002.

[15]	Includes 230,000 shares of common stock issuable pursuant to warrants and options exercisable within 60 days of December 16, 2002.

[16]	Includes 173,510 shares of common stock issuable pursuant to warrants and options exercisable within 60 days of December 16, 2002.

[17]	Includes 218,023 shares of common stock issuable pursuant to warrants and options exercisable within 60 days of December 16, 2002.

[18]	Includes 7,659 shares of common stock issuable pursuant to warrants exercisable within 60 days of December 16, 2002. Mr. Dix’s employment ended on July 31, 2002.

[19]	Includes 164,052 shares of common stock issuable pursuant to warrants and option exercisable within 60 days of December 16, 2002.

[20]	Includes 45,000 shares of common stock issuable pursuant to options exercisable within 60 days of December 16, 2002.

[21]	Includes 104,500 shares of common stock issuable pursuant to options exercisable within 60 days of December 16, 2002. Mr. Nemati’s employment ended on January 7, 2002.

[22]	Includes 72,500 shares of common stock issuable pursuant to options exercisable within 60 days of December 16, 2002.

[23]	Includes 1,947,847 shares of common stock issuable pursuant to warrants and options exercisable within 60 days of December 16, 2002.

32

TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

     Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors

/s/ Avtar Dhillon

Avtar Dhillon, President and Chief Executive Officer

                        ,      , 2003

33

GENETRONICS BIOMEDICAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. Avtar Dhillon, President and Chief Executive Officer and a director of Genetronics Biomedical Corporation and Peter Kies, Chief Financial Officer of Genetronics Biomedical Corporation and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Genetronics Biomedical Corporation held of record by the undersigned as of December 16, 2002, at the Special Meeting of Stockholders to be held on January 31, 2003, or any adjournment thereof.

1.	To approve the Asset Purchase Agreement dated as of December 24, 2002 by and between Genetronics Biomedical Corporation, Genetronics, Inc. and Harvard Biosciences, Inc., and the sale of assets to be effected thereby, and all related transactions, pursuant to which substantially all of the properties and assets primarily used in the BTX Instrument Division, other than its cash and other specifically excluded assets, will be sold to Harvard Biosciences, Inc.

[ ] [ ] [ ]	FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(CONTINUED AND TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE ASSET PURCHASE AGREEMENT DATED AS OF DECEMBER 24, 2002 BY AND BETWEEN GENETRONICS BIOMEDICAL CORPORATION, GENETRONICS, INC. AND HARVARD BIOSCIENCES, INC. AND THE SALE OF ASSETS TO BE EFFECTED THEREBY AND ALL RELATED TRANSACTIONS, PURSUANT TO WHICH THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS PRIMARILY USED IN THE BTX INSTRUMENT DIVISION, OTHER THAN ITS CASH AND OTHER SPECIFICALLY EXCLUDED ASSETS, WILL BE SOLD TO HARVARD BIOSCIENCE, INC. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership, please sign in partnership name by authorized person.

Dated:

, 2003

Signature

Signature if held jointly

Print Name

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR MAIL BY FIRST-CLASS MAIL TO:

34

Genetronics Biomedical Corporation
11199 Sorrento Valley Road
San Diego, CA 92121-1334
ATTN: Peter Kies

35

EXHIBIT A

ASSET PURCHASE AGREEMENT

by and among

HARVARD BIOSCIENCE, INC.

as Buyer

GENETRONICS, INC.

as Seller

and

GENETRONICS BIOMEDICAL CORPORATION

as Parent of Seller

December 24, 2002

ASSET PURCHASE AGREEMENT

i

EXHIBITS

Exhibit 1.0	-	Voting Agreement
Exhibit 1.5	-	Escrow Agreement
Exhibit 1.8	-	Assumption Agreement
Exhibit 1.9	-	License Agreement
Exhibit 1.10	-	Transition Services Agreement
Exhibit 6.1(d)	-	Sellers’ Legal Opinion
Exhibit 6.2(c)	-	Buyer’s Legal Opinion

SCHEDULES

Schedule 1.1(a)	-	Equipment and Tangible Personal Property
Schedule 1.1(b)	-	Inventory
Schedule 1.1(c)	-	Assigned Contracts
Schedule 1.1(d)	-	Receivables
Schedule 1.1(e)	-	Intellectual Property
Schedule 1.1(f)	-	Permits
Schedule 1.2(a)	-	Excluded Contracts
Schedule 1.2(d)	-	Excluded Assets
Schedule 2.5(c)	-	Noncontravention
Schedule 2.6(a)	-	Ownership
Schedule 2.6(b)	-	Assets not Primarily Used in the Business
Schedule 2.6(c)	-	Condition of Assets
Schedule 2.7(c)	-	Projections
Schedule 2.9	-	Accounts Receivable
Schedule 2.10	-	Inventory
Schedule 2.11	-	Absence of Changes
Schedule 2.12	-	Intellectual Property Assets
Schedule 2.13	-	Contracts
Schedule 2.14	-	Litigation
Schedule 2.15	-	Compliance with Laws
Schedule 2.16	-	Insurance
Schedule 2.17	-	Warranty Claims
Schedule 2.18	-	Finder’s Fee
Schedule 2.19	-	Approvals
Schedule 2.20	-	Interested Party Transactions
Schedule 2.22	-	Environmental Matters
Schedule 2.23	-	Backlog
Schedule 2.24(a)	-	Customers and Distributors
Schedule 2.24(b)	-	Suppliers
Schedule 2.24(c)	-	Relationships with Customers, Distributors and Suppliers
Schedule 3.5	-	Additional Assigned Contracts
Schedule 3.13	-	Interim Transition Services
Schedule 6.1(f)	-	Consents for Certain Contracts

ASSET PURCHASE AGREEMENT

     THIS AGREEMENT entered into as of December 24, 2002, by and between HARVARD BIOSCIENCE, INC., a Delaware corporation having offices at 84 October Hill Road, Holliston, MA (“Buyer”), and GENETRONICS BIOMEDICAL CORPORATION, a Delaware corporation (“Parent”), and GENETRONICS, INC., a California corporation and wholly-owned subsidiary of Parent (“Seller,” and sometimes collectively with Parent, the “Sellers”), both having offices at 11199 Sorrento Valley Road, San Diego, CA 92121.

W I T N E S S E T H

     WHEREAS, subject to the terms and conditions hereof, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all of the properties and assets primarily used in Sellers’ operating division known as the BTX Instrument Division (hereinafter, the “BTX Division”), which division develops, manufactures, markets, services and sells on a world-wide basis, to end-users, resellers and other entities, electroporation equipment, instrumentation and accessories therefor, for uses other than in human and animal diagnostic and therapeutic applications (the “Business”);

     WHEREAS, subject to the terms and conditions hereof, Sellers and Buyer agree that Sellers shall reserve for itself the right to develop, manufacture, market, service and sell electroporation equipment, instrumentation and accessories therefor, other than those of the BTX Division, for uses solely in (A) human and animal diagnostic and therapeutic applications (the “Excluded Line of Business”), and (B) research collaboration projects with unaffiliated third parties (including with respect to plants);

     WHEREAS, in connection with and as a condition precedent to the consummation of the transactions contemplated hereby, among other things, Buyer and Sellers are entering into the License Agreement (as herein defined) and the Transition Services Agreement (as herein defined);

     WHEREAS, as a condition to Buyer’s willingness to enter into this Agreement, each of the directors and officers of the Seller and Parent that own shares of Parent’s voting capital stock have agreed in writing to vote all of such shares of voting capital stock held by them in favor of the transactions contemplated by this Agreement pursuant to a Voting Agreement in the form attached hereto as Exhibit 1.0; and

     WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase said properties and assets of the Business from Sellers for the consideration specified herein and the assumption by Buyer of certain specified liabilities and obligations of Sellers.

     NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS.

     1.1. Sale of Assets. Subject to the provisions of this Agreement, Sellers agree to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.7 hereof), all of the properties and assets that are primarily used in the Business, of every kind and description, tangible and intangible, personal or mixed, and wherever located (collectively, the “Subject Assets”), including, without limitation, the following:

          (a) Equipment and other Tangible Personal Property. All machinery, equipment, molds, tools, spare parts, furniture, accessories, office materials, packaging and shipping materials, office equipment, personal computers, telephone units, facsimile machines, file cabinets, artwork and drawings and other tangible personal property of every kind and description, that is primarily used in the Business, a summary of which is set forth on Schedule 1.1(a) attached hereto (as amended prior to the Closing), but excluding that which is listed on Schedule 1.2(d) attached hereto;

          (b) Inventory. All inventory of the Business, including, without limitation, all raw materials, work in progress and finished goods (collectively, the “Inventory”), a summary of which is set forth on Schedule 1.1(b) attached hereto (as amended prior to the Closing);

          (c) Contracts. All of the rights of Sellers under and interest of Sellers in and to all purchase orders, contracts, commitments and agreements primarily used in the Business and specifically listed on Schedule 1.1(c) (such contracts as listed, the “Identified Assigned Contracts”) and any other purchase orders, contracts, commitments and agreements with customers, distributors or suppliers of the Business which arise or are entered into by Seller after the date hereof in the ordinary course of business and which are listed on Schedule 3.5 delivered to Buyer in accordance with Section 3.5 herein (such other contracts, the “Additional Assigned Contracts,” and collectively with the Identified Assigned Contracts, the “Assigned Contracts”), but specifically excluding the Excluded Contracts (as defined in Section 1.2(a) below);

          (d) Accounts Receivable. All accounts receivable of the Business, including, without limitation, those listed on Schedule 1.1(d) attached hereto (as amended prior to the Closing, the “Receivables”);

          (e) Intellectual Property and General Intangibles. All of Intellectual Property Assets that are that are primarily used in the Business, including, without limitation those listed on Schedule 1.1(e) attached hereto, but excluding the intellectual property assets that are the subject matter of the License Agreement (as defined in Section 1.9 hereof);

          (f) Licenses and Authorizations. All rights associated with any and all licenses, permits, easements, registrations and authorizations issued or granted to Sellers by any governmental authority or other third party, including all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto, in each case, that are primarily used in the Business (collectively, the “Permits”), a summary of which are set forth on Schedule 1.1(f) attached hereto (as amended prior to the Closing);

          (g) Goodwill. All of Sellers’ goodwill in, and the going concern value of, BTX Division;

          (h) Records and Numbers. All of Sellers’ customer lists, supplier lists, distributor lists, purchase and sale records, price lists, quality control records, research and development files, files and data, company manuals and other business related documents and materials, whether written, electronic or otherwise, and all of the telephone and facsimile numbers and internet access (including email) accounts, in each case, that are primarily used in the Business; provided, that Sellers may retain copies of and use any such supplier lists so long as such use does not conflict with Sellers noncompete obligations set forth in Section 3.6 herein; and

          (i) Other. Such other properties and assets of Sellers that are primarily used in the Business so as to permit Buyer to obtain the full benefits of the acquisition of the Business as a going concern.

     1.2. Excluded Assets. Notwithstanding anything contained in Section 1.1 to the contrary, there shall be excluded from such purchased Subject Assets any properties or assets that are not primarily used in the Business, including, without limitation, the following:

          (a) All purchase order, contracts, commitments or agreements to which either Seller and/or Parent is a party that are not Assigned Contracts (such other contracts, the “Excluded Contracts”), including, without limitation, the agreements specified on Schedule 1.2(a) attached hereto;

          (b) All cash held by Sellers, including that held by the BTX Division; and

          (c) All of Sellers’ corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Sellers’ organization or stock capitalization (collectively, the “Corporate Records”); and

          (d) Those properties and assets listed on Schedule 1.2(d) attached hereto.

     1.3. Assumed Liabilities. Upon the sale and purchase of the Subject Assets, Buyer shall assume and agree to pay or discharge when due in accordance with their respective terms, only the following (collectively, the “Assumed Liabilities”):

          (a) those accounts payable liabilities of the Business incurred in the ordinary course of business that are specifically listed (including the amounts thereof) on the Unaudited Estimated Closing Statement of Assets and Liabilities or, if applicable, the Final Statement of Assets and Liabilities (as hereinafter defined), as finally determined pursuant to Section 1.6 hereof;

          (b) all product warranty liabilities of the Business; provided, however, that with respect to products and services sold by Sellers within the six (6) month period prior to the

Closing, Buyer shall only assume up to, but not in excess of, $20,000 of such product warranty liabilities (the “Warranty Liability Cap”);

          (c) any obligations arising from the performance in the ordinary course of the Assigned Contracts from and after the Closing, it being expressly understood that liabilities of a type or nature similar to breaches of contract arising from acts or omission occurring on or prior to the Closing are not Assumed Liabilities for purposes hereof; and

          (d) those certain mutually acceptable liabilities which Seller has accrued for and which relate to either (i) materials received by Seller in the ordinary course of business for which Seller has not yet received a billing invoice, and/or (ii) ordinary course of business contract service fees for product development services which have been performed but for which Seller has not yet received a billing invoice.

     The assumption of said Assumed Liabilities by the Buyer shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Sellers, and nothing herein shall prevent any party from contesting in good faith with any third party any of said Assumed Liabilities.

     1.4. Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or be bound by any obligations or liabilities of Sellers of any kind or nature, known, unknown, accrued, absolute, fixed, contingent, or otherwise, whether or not existing or hereafter arising whatsoever, relating to the Subject Assets or the Business (collectively, the “Excluded Liabilities”), including, without limitation, the following:

(i) Any liabilities incurred by Sellers in connection with this Agreement and the transactions provided for herein, including, without limitation, counsel and accountant’s fees, broker fees and expenses pertaining to the performance by Sellers of their obligations hereunder;

(ii) Any liabilities arising from the conduct of the Business on or prior to the Closing Date, including, without limitation, any liabilities and obligations of Sellers arising out of any breach by Sellers on or prior to the Closing Date of any representation, warranty or covenant of Sellers under any agreement to which they are a party;

(iii) Any liabilities for accrued and unpaid federal, state, county, and local taxes of any nature of Sellers, and any applicable taxes owing to any foreign jurisdictions (collectively, “Taxes”), whether arising out of the operation of the Business on or prior to the Closing, or resulting from the sale, conveyance, transfer, assignment and delivery of the Subject Assets provided for in this Agreement;

(iv) Any (A) accrued expenses relating to any of Sellers’ profit sharing or 401(k) plans, (B) amounts due to any of the Sellers’ employees, including compensation, severance, stay arrangements, and sick and vacation pay, with respect to their employment, (C) liabilities of Sellers relating to employee stock option arrangements, (D) employee payroll Taxes due in respect of the operation of the Business for any periods, and (E) any other liabilities of Sellers’ with respect to any of their employees;

(v) Any liabilities for indebtedness for borrowed money and any related principal and interest owed thereon;

(vi) Any and all liabilities and obligations arising in respect of the Excluded Contracts; and

(vii) Any other liability, obligation, claim, action, complaint, debt, suit, cause of action, investigation, or proceeding of any kind whatsoever, against or relating to Buyer or Sellers, with respect to the Subject Assets or the Business, whether asserted, instituted, or commenced prior to or after the Closing Date, by any third party for damages suffered by such third party by reason of or resulting from the ownership of the Subject Assets or the conduct of the Business on or prior to the Closing Date, or any actions taken or omitted to be taken by Sellers with respect to the Subject Assets or the Business on or prior to the Closing Date, including, without limitation, product warranty liabilities in excess of the Warranty Liability Cap, environmental liabilities, or breaches of contract resulting from actions or omissions of Sellers on or prior to the Closing Date.

     1.5. Purchase Price; Payment and Escrow.

          (a) In consideration of the sale by Sellers to Buyer of the Subject Assets, and the assumption by Buyer of the Assumed Liabilities, Buyer agrees that it will pay to Seller a closing purchase price (the “Closing Purchase Price”) as follows: (a) $3,500,000 (the “Base Price”) plus or minus the adjustment contemplated under Section 1.6(b), if any, which amount shall be delivered at Closing by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer not less than three (3) business days prior to the Closing Date, and (b) $200,000 to be deposited in escrow (the “Escrow”) pursuant to an escrow agreement in substantially the form attached hereto as Exhibit 1.5 (the “Escrow Agreement”). The Escrow created by this Agreement shall be for the purpose of (i) securing the indemnification obligations of the Sellers set forth in Section 8 hereof, (ii) satisfying, at the option of Buyer, the purchase price adjustment, if any, contemplated by Section 1.6(d) below or (iii) satisfying any other liability or obligation of Sellers owing to Buyer under this Agreement, the Transition Services Agreement or the License Agreement.

          (b) With respect to BTX Products (as defined below) sold by Buyer, Buyer will pay Sellers a royalty subject to and in accordance with the following:

(i) eight percent (8%) of all Net Sales (as defined below) above Five Million Dollars ($5,000,000) during the period beginning on the Closing Date and ending December 31, 2003;

(ii) eight percent (8%) of all Net Sales above Six Million Dollars ($6,000,000) during the period beginning on January 1, 2004 and ending December 31, 2004;

(iii) eight percent (8%) of all Net Sales above Seven Million Dollars ($7,000,000) during the period beginning on January 1, 2005 and ending December 31, 2005; and

(iv) eight percent (8%) of all Net Sales above Eight Million Dollars ($8,000,000) during the period beginning on January 1, 2006 and ending December 31, 2006.

“Net Sales” under this Section 1.5(b) shall mean amounts received by Buyer for the sale of BTX Products less: (A) any and all credit, refunds or returns in respect of any BTX Product; (B) applicable discounts or special offers granted in respect of any BTX Product (excluding intercompany discounts); (C) amounts collected or paid for sales and use taxes, duties, packing, transportation, shipping, handling, insurance, credit card fees and similar charges in respect of any BTX Product; (D) any and all domestic and foreign duties, taxes, charges and other assessments of any kind (including, without limitation, withholding taxes, sales taxes, use taxes and any interests, fines or penalties thereon), levied or imposed on Buyer by any government or taxing authority in respect of any BTX Product; (E) special packaging, transportation and insurance prepaid or allowed in respect of any BTX Product; (F) amounts due to bad debts, cancellations and credits for returns in respect of any BTX Product; and (G) any and all “off-invoice” distributor rebates in respect of any BTX Product, under existing or future distribution agreements and arrangements entered into in the ordinary course of business. “BTX Products” shall mean products consisting of electroporation equipment, instrumentation and accessories therefor for uses other than in human and animal diagnostic and therapeutic applications as rights in the same have been acquired under this Agreement. All royalties payable under this Section 1.5(b) shall be calculated and payable annually, within 90 days of the end of each of Buyer’s years ended December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006, respectively, provided, however, if Net Sales reach the applicable yearly targets as of June 30 or as of September 30 in each of 2003, 2004, 2005, and 2006 (June 30 or September 30 of the applicable years, an “Early Target Date”), payments shall be made within 90 days of the applicable Early Target Date. Each payment of royalties shall be accompanied by a report setting forth the aggregate Net Sales for the applicable period the royalties were calculated. Notwithstanding anything herein to the contrary, Buyer’s obligation to pay any royalties under this Agreement shall immediately and automatically be suspended in the event that Buyer receives notice of any claim, suit, action demand, or judgment (collectively, a “Claim”) against Buyer alleging that any BTX Product infringes or violates a right of a third party. Upon final adjudication of judgment that the applicable BTX Product does not infringe or violate the right of a third party which was the basis for the applicable claim, Buyer’s obligations to pay royalties hereunder shall resume. In the event the royalty payments accrued during the adjudication and resolution of the Claim exceed $500,000, such royalty amounts shall be placed into an escrow account, with any escrow fees or charges to be paid by the Seller. Seller shall have the right, upon reasonable notice and at its own expense, to verify the accuracy of the royalty payments due and payable by Buyer hereunder by an inspection and audit of the relevant accounting and sales books and records of Buyer. Such inspection and audit shall be conducted during regular business hours in such a manner as not to interfere with normal business activities, at the reasonable discretion of Buyer. In no event shall audits be conducted more frequently than once each year.

     1.6. Purchase Price Adjustments.

          (a) Closing Adjustment. No later than the third (3rd) business day prior to the Closing Date, Sellers shall deliver to Buyer an estimated statement of assets and liabilities of the Business as of immediately prior to the Closing, in substantially the form attached hereto as Exhibit 1.6 (the “Unaudited Estimated Closing Statement of Assets and Liabilities”), which statement shall be derived from the unaudited estimated balance sheet of the Business as of the Closing Date, prepared in accordance with generally accepted accounting principles (“GAAP”) and consistent with the accounting methods used in preparation of the Base Balance Sheet (as defined in Section 2.7) or such other methods as may be agreed in writing by Buyer and Sellers. In the event the Net Assets (as hereafter defined) as reflected on the Unaudited Estimated Closing Statement of Assets and Liabilities delivered by Sellers hereunder are less than $900,000, then Buyer shall have an opportunity to dispute the accuracy of such Unaudited Estimated Closing Statement of Assets and Liabilities, and the transactions contemplated hereby shall not close until such time as Buyer and Sellers have agreed upon such Unaudited Estimated Closing Statement of Assets and Liabilities.

          (b) In the event that the value of the assets less the liabilities (the “Net Assets”) as reflected on the Unaudited Estimated Closing Statement of Assets and Liabilities (the “Closing Net Asset Value”) is less than $1,100,000 or greater than $1,300,000, then the Base Price portion of the Closing Purchase Price shall be determined as follows: the Base Price shall be, as applicable (i) reduced by one dollar ($1.00) for every dollar that the Closing Net Asset Value is less than $1,100,000, or (ii) increased by (A) one dollar ($1.00) for every dollar that the Closing Net Asset Value is greater than $1,300,000 and less than or equal to $1,400,000, and, if applicable, (B) by $0.50 dollar for every dollar that the Closing Net Asset Value is greater than $1,400,000, in each case, rounded to the nearest whole-dollar (such increase or decrease, the “Closing Adjustment Amount”).

          (c) No later than sixty (60) days following the Closing Date, Buyer may, at its sole option and expense, cause to be prepared and delivered to Sellers an audited statement of the assets and liabilities of the Business as of immediately prior to the Closing Date, in substantially the form attached hereto as Exhibit 1.6 (the “Audited Statement of Assets and Liabilities”), together with an audit report thereon by KPMG LLP or such other nationally recognized accounting firm selected by Buyer (“Buyer’s Accountant”), prepared in accordance with the GAAP and consistent with the accounting methods used by Sellers in the preparation of the Unaudited Estimated Closing Statement of Assets and Liabilities, or such other accounting standards and methods as agreed upon in writing by the parties, and Sellers agree to cooperate with all reasonable requests of Buyer’s Accountant in connection with the preparation of same. Sellers may dispute any amounts reflected on the Audited Statement of Assets and Liabilities by

delivery of a written notice to Buyer within fifteen (15) days of their receipt thereof (the “Dispute Notice”). If Sellers deliver a Dispute Notice to Buyer within such time period, Buyer and Sellers and, if the parties so determine, Buyer’s Accountant and an accountant selected by Sellers (“Sellers’ Accountant”) shall attempt to reconcile the parties’ differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If such parties are unable to reach a resolution within thirty (30) days after the delivery of the Dispute Notice, Buyer and Sellers shall submit their respective determinations and calculations and the items remaining in dispute for resolution to an unrelated, independent accounting firm of national reputation, mutually acceptable to Buyer and Sellers (the “Independent Accounting Firm”). The Independent Accounting Firm shall be instructed to as promptly as practicable submit a report to Buyer and the Sellers with a determination regarding any disputed items (such disputed amounts to be resolved by the Independent Accounting Firm in accordance with GAAP consistent with the accounting methods used in the preparation of the Unaudited Statement of Assets and Liabilities), and such report shall be final, binding and conclusive on the parties hereto. The version of the Audited Statement of Assets and Liabilities as finally determined by this Section 1.6(c) shall be deemed the “Final Audited Statement of Assets and Liabilities” for purposes of this Agreement. The fees, costs and expenses of the Independent Accounting Firm shall be paid by the party that submitted amounts in respect of the items in dispute which were, when taken as a whole, farther away from the final determination of such disputed amounts by the Independent Accounting Firm than those that had been submitted by the other party.

          (d) In the event a Final Audited Statement of Assets and Liabilities is completed pursuant to Section 1.6(c) above, then the Closing Purchase Price shall be adjusted as follows:

(i) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was greater than $1,300,000 and (B) the Net Assets of the Business as reflected on the Final Audited Statement of Assets and Liabilities (the “Final Audited Net Asset Value”) is less than $1,300,000 but greater than $1,100,000, then the Closing Purchase Price shall be reduced by an amount equal to the Closing Adjustment Amount;

(ii) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was greater than $1,300,000 but less than or equal to $1,400,000 and (B) the Final Audited Net Asset Value is less than the Closing Net Asset Value but greater than $1,300,000, then the Closing Purchase Price shall be reduced by an amount equal to the difference between (x) the Closing Net Asset Value, and (y) the Final Audited Net Asset Value;

(iii) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was greater than $1,400,000 and (B) the Final Audited Net Asset Value is less than the Closing Net Asset Value but greater than $1,300,000, then the Closing Purchase Price shall be reduced by an amount equal to the sum of (x) fifty percent (50%) of the difference between the Closing Net Asset Value and $1,400,000, plus (y) the difference between $1,400,000 and the Final Audited Net Asset Value;

(iv) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was greater than $1,300,000 and (B) the Final Audited Net Asset Value is less than $1,100,000, then the Closing Purchase Price shall be reduced by an amount equal to the sum of (x) the Closing Adjustment Amount, plus (y) the difference between $1,100,000 and the Final Audited Net Asset Value;

(v) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was greater than $1,100,000 but less than $1,300,000, and (B) the Final Audited Net Asset Value is less than $1,100,000, the Closing Purchase Price shall be reduced by an amount equal to the difference between (x) $1,100,000 and (y) the Final Audited Net Asset Value;

(vi) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was less than $1,100,000 and (B) the Final Audited Net Asset Value is less than the Closing Net Asset Value, the Closing Purchase Price shall be reduced by an amount equal to the difference between (x) the Closing Net Asset Value, and (y) the Final Audited Net Asset Value;

(vii) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was less than $1,100,000 and (B) the Final Audited Net Asset Value is greater than the Closing Net Asset Value but less than $1,100,000, then the Closing Purchase Price shall be increased by an amount equal to the difference between the Final Audited Net Asset Value and the Closing Net Asset Value;

(viii) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was less than $1,100,000, and (B) the Final Audited Net Asset Value is greater than $1,100,000 but less than $1,300,000, then the Closing Purchase Price shall be increased by an amount equal to the Closing Adjustment Amount;

(ix) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was less than $1,100,000, and (B) the Final Audited Net Asset Value is greater than $1,300,000, then the Closing Purchase Price shall be increased by an amount which is equal to the sum of (x) the Closing Adjustment Amount, plus (y) the amount by which the lesser of (i) $1,400,000 or (ii) the Final Audited Net Asset Value exceeds $1,300,000, plus (z) if applicable, fifty percent (50%) of the amount by which the Final Audited Net Asset Value exceeds $1,400,000;

(x) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was greater than $1,100,000 but less than $1,300,000, and (B) the Final Audited Net Asset Value is greater than $1,300,000, then the Closing Purchase Price shall be increased by an amount equal to the sum of (x) the amount by which the lesser of (i) $1,400,000 or (ii) the Final Audited Net Asset Value exceeds $1,300,000, plus (y) if applicable, fifty percent (50%) of the amount by which the Final Audited Net Asset Value exceeds $1,400,000;

(xi) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was greater than $1,300,000 but less than or equal to $1,400,000, and (B) the Final Audited Net Asset Value is greater than the Closing Net Asset Value, then the Closing Purchase Price shall be increased by an amount equal to the sum of (x) the amount by which the lesser of (i) $1,400,000 or (ii) the Final Audited Net Asset Value exceeds the Closing Net Asset Value, plus (y) fifty percent (50%) of the amount by which the Final Audited Net Asset Value exceeds $1,400,000; and

(xii) if (A) the Closing Net Asset Value as determined in Section 1.6(b) above was greater than $1,400,000, and (B) the Final Audited Net Asset Value is greater than the Closing Net Asset Value, then the Closing Purchase Price shall be increased by an amount equal to fifty percent (50%) of the difference between the Final Audited Net Asset Value and the Closing Net Asset Value.

     Notwithstanding anything contained in this Section 1.6 to the contrary, in no event shall the Closing Purchase Price be adjusted to provide for an increase by an amount in excess of $150,000.

     In the event of any adjustment under this Section 1.6(d), the Closing Purchase Price, as so adjusted, shall be deemed the “Final Purchase Price” for all purposes hereunder, and Sellers shall promptly pay to Buyer, or Buyer shall promptly pay to Seller, as the case may be, by wire transfer of immediately available funds within three (3) days following the determination of the Final Purchase Price, an amount equal to the amount by which the Final Purchase Price exceeds the Closing Purchase Price, in the case of a payment to be made by Buyer, or the amount by which the Closing Purchase Price exceeds the Final Purchase Price, in the case of a payment to be made by Sellers (such excess in either case, the “Excess Payment”); provided, however, that if the Final Purchase Price exceeds the Closing Purchase Price, then Buyer may elect, in its sole discretion, to use any available portion of the Escrow to satisfy its right to the Excess Payment in accordance with the terms of the Escrow Agreement.

     1.7. Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Goodwin Procter LLP at 53 State Street, Boston, MA 02109, no later than the third (3rd) business day after the date on which all of the conditions to closing set forth in Section 6 hereof are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

     1.8. Assumption Agreement. At the Closing, Buyer shall execute and deliver to Sellers an Assumption Agreement in the form attached hereto as Exhibit 1.8 (the “Assumption Agreement”).

     1.9. License Agreement. At the Closing, Sellers and Buyer shall enter into a License Agreement in the form attached hereto as Exhibit 1.9 (the “License Agreement”).

     1.10. Transition Services Agreement. At the Closing, Sellers and Buyer shall enter into a Transition Services Agreement in the form attached hereto as Exhibit 1.10 (the “Transition Services Agreement”).

     1.11. Transfer of Subject Assets. At the Closing, Sellers shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Buyer and its counsel, and (c) shall effectively vest in Buyer good and marketable title to all the Subject Assets, free and clear of all liens, restrictions and encumbrances. Sellers shall also deliver to Buyer promptly following the Closing all of the business records, books and other data maintained by Sellers relating to the Subject Assets and the operation of the Business (except corporate records and other property of Seller excluded under Subsection 1.2(c)), and Sellers shall take all requisite steps to put Buyer in actual possession and operating control of the Subject Assets.

     1.12. Further Assurances. Sellers from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the contracts, commitments or rights of Sellers as otherwise set forth in this Agreement.

     1.13. Allocation of Purchase Price. Within ninety (90) days of the determination of the Final Purchase Price, Buyer shall allocate such purchase price (and all other capitalized costs) among the Subject Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be binding upon Buyer and Sellers for all tax purposes. Buyer and Sellers each agree to file IRS form 8594 consistently with the foregoing allocation and in accordance with Section 1060 of the Code.

     1.14. Collection of Assets. No later than the date of the Closing, Sellers and Buyer shall jointly agree on a form of customer notice letter, which notice shall among other things, notify said customers that Buyer has purchased the Business and that effective immediately, all payments to be made by them to the Business should be remitted directly to Buyer at the address provided by Buyer. Subsequent to the Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to it by Sellers hereunder, and to endorse with the name of Seller or Parent any checks received on account of such receivables or other items, and Sellers agrees that they shall promptly transfer or deliver to Buyer from time to time, any cash or other property that Sellers may receive with respect to any claims, contracts, licenses, commitments, sales orders, purchase orders, receivables or other items included in the Subject Assets.

     1.15. Employees; Wages and Benefits.

          (a) Buyer and Sellers acknowledge and agree that Buyer shall have, in its sole discretion, the right to employ any of Seller’s employees primarily involved in the Business, subject to the consent of any such employee to be employed by Buyer. Buyer and Sellers acknowledge and agree that (i) Buyer may interview and discuss employment terms and issues with such employees, (ii) Sellers shall be responsible for any and all severance payments or other related obligations, if any, to any of Seller’s employees and (iii) Buyer shall not assume or have any obligations or liabilities relating to any of Seller’s employees. Nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, or otherwise continue the employment of, any of Seller’s employees.

          (b) With respect to any of Sellers’ employees who are hired by Buyer pursuant hereto (the “Hired Employees”), Sellers acknowledge and agree that (i) Buyer shall not acquire any rights or interests of Sellers in, or assume or have any obligations or liabilities of Sellers under, any employee benefit plan within the meaning of ERISA Section 3(3) or any other employee benefit plans, agreements and arrangements of any kind, or any such plan, agreement or arrangement, maintained by, or for the benefit of any such employee of Sellers prior to the Closing Date, including, without limitation, obligations for sick pay or vacation accrued but not taken as of the Closing Date, (ii) Sellers shall pay all wages, salaries, bonuses, the cash value of all accrued vacations and the cost of all fringe benefits, all of which shall have been earned by any of the Hired Employees for work performed as of and through the Closing Date and to which Sellers are obligated to provide to each of such Hired Employees, and (iii) Sellers shall collect and pay all taxes required to be paid or withheld by Sellers in respect of wages, salaries, commissions, bonuses and benefits of such Hired Employees.

     1.16. Non-Assignable Assets.

          (a) Notwithstanding anything contained in this Section 1 to the contrary (but without limitation of the closing condition set forth in Section 6.1(f) hereof), if any of the Assigned Contracts or other Subject Assets are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable legal requirements, and any of such Assignment Consents are not obtained on or prior to the Closing Date, Buyer shall discharge and perform the obligations arising under any such Non-Assignable Asset from and after the Closing to the extent provided under Section 1.3 hereof, but no Non-Assignable Asset shall be included in the Subject Assets transferred hereunder unless and until an Assignment Consent is obtained with respect thereto.

          (b) Sellers agree that following the Closing and until such time as the necessary consents or waivers for the proper assignment of all Non-Assignable Assets are obtained (the “Consent Period”), Sellers will use their commercially reasonable efforts to (A) obtain the necessary Assignment Consents after the Closing, (B) provide to the Buyer all of the benefits of the Non-Assignable Assets and (C) enforce, at the reasonable request of Buyer, any rights of the Sellers arising from such Non-Assignable Assets. During the Consent Period, Buyer shall cooperate with the reasonable requests of Sellers to fulfill their obligations under this Section 1.16(b), including, without limitation, by executing any instruments of assignment and/or assumption reasonably required by third parties to perfect the assignment of the Non-Assignable Assets.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLERS.

     2.1. Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sellers hereby make to Buyer, jointly and severally, the representations and warranties contained in this Section 2.

     2.2. Organization and Qualifications of Sellers. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. Seller is duly licensed or qualified to conduct business or own property as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business makes such licensing or qualification necessary and where the failure to be so licensed or qualified, or be in good standing, would not have a material adverse effect or the financial condition, prospects, properties, assets, liabilities or operations of the Business, or prevent or impede the consummation of the transactions contemplated by this Agreement.

     2.3. [Intentionally Omitted]

     2.4. Capital Stock of Seller; Beneficial Ownership. Parent owns, beneficially and of record, all of the shares of capital stock of Seller. Seller does not have any subsidiaries.

     2.5. Authority of Sellers. Each of Seller and Parent has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller and Parent pursuant to this Agreement, and to carry out the transactions contemplated hereby. Except for the stockholder approval contemplated by Section 6.1(j) hereof, the execution, delivery and performance by Seller and Parent of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Seller and Parent, and no other action on the part of Seller or Parent is required in connection therewith. This Agreement and each agreement, document and instrument executed and delivered by Seller and Parent pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Seller and Parent, enforceable in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy and insolvency laws. The execution, delivery and performance by Seller and Parent of this Agreement and each such agreement, document and instrument:

          (a) does not and will not violate any provision of the certificate of incorporation, articles of organization or by-laws of Seller and Parent, as applicable;

          (b) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Seller or Parent, or require Seller or Parent to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

          (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller or Parent is a party or by which the property of Seller is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets, except as specifically identified on Schedule 2.5(c).

     2.6. Personal Property. Except as specifically disclosed on Schedule 2.6(a), Seller has good and marketable title to all of the Subject Assets. None of such Subject Assets is subject to any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge except as specifically disclosed in said Schedule or in the Base Balance Sheet. The Subject Assets constitute all of the properties and assets of Sellers primarily used in the Business, and except for such Subject Assets and the properties and assets set forth on Schedule 2.6(b) attached hereto, there are no other properties or assets used in the Business. Except as otherwise specified in Schedule 2.6(c), all tangible Subject Assets are in good repair and working order, subject to ordinary wear and tear, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and all engineering documentation for the design, manufacture and production of the products sold in the Business is current, accurate and complete.

     2.7. Financial Statements; Undisclosed Liabilities; Projections.

          (a) The following financial statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, are complete and correct in all material respects, and present fairly in all material respects the financial condition of Parent or the Business, as applicable, as of the dates of said statements and the results of its operations and its cash flows for the periods covered thereby:

(i) The Unaudited Estimated Closing Statement of Assets and Liabilities in accordance with Section 1.6(a) hereof;

(ii) The audited consolidated balance sheet of Parent for its fiscal year ending on December 31, 2001, and audited statements of income, retained earnings and cash flows for the year then ended, with appropriate footnotes, certified by its independent public accountant, as contained in Parent’s Form 10-K for the period then ended as filed with the Securities Exchange Commission (the “SEC”);

(iii) An unaudited balance sheet of the BTX Division for the third quarter ending on September 30, 2002 (herein, the “Base Balance Sheet”), and an unaudited statement of income for the period then ended, certified by Seller’s chief financial officer; and

(iv) An unaudited balance sheet of Parent for the third quarter ending September 30, 2002, and unaudited statements of income, retained earnings and cash flows for the nine month period then ended, with appropriate footnotes, certified by Seller’s chief financial officer, contained in Parent’s Form 10-Q for the period then ended as filed with the SEC.

          (b) As of the date hereof and as of the Closing Date, Sellers had and will have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Seller or the conduct of the Business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), and regardless of whether or not such liabilities are of a nature or type required by GAAP to be disclosed on a balance sheet, except for liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in Schedules furnished to Buyer hereunder on the date hereof, or (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business of Sellers consistent with the terms of this Agreement.

          (c) Sellers have previously provided to Buyer the fiscal year 2002 projections of the business previously in the form attached hereto on Schedule 2.7(c),; provided that the parties hereto acknowledge and agree that such projections do not constitute a guaranty of performance by Sellers.

     2.8. Taxes.

          (a) Each Seller has paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it with respect to the BTX Division (collectively, “Taxes”), required to be paid by it through the date hereof whether disputed or not. Each Seller has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period with respect to the BTX Division. Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Sellers, threatening to assert against each Seller any deficiency or claim for additional Taxes with respect to the BTX Division. To the knowledge of Sellers, no claim has ever been made by an authority in a jurisdiction where Sellers do not file reports and returns that Sellers are or may be subject to taxation by that jurisdiction with respect to the BTX Division. There are no security interests on any of the Subject Assets of Sellers that arose in connection with any failure (or alleged failure) to pay any Taxes.

          (b) There has not been any audit of any tax return filed by Sellers, no audit of any tax return of Sellers is in progress, and Sellers have not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by Sellers is in force, and no waiver or agreement by Sellers is in force for the extension of time for the assessment or payment of any Taxes. Sellers are not “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

     2.9. Accounts Receivable. All of the accounts receivable of the Business have arisen in the ordinary course of business through bona fide arms-length transactions, are or will be at the Closing valid and enforceable claims subject to no setoff or counterclaim and, to the knowledge of the Sellers, are fully collectible, subject to an aggregate amount not in excess of the reserve for bad debts set forth in the Base Balance Sheet. Since the date of the Base Balance Sheet, Sellers have collected the accounts receivable of the Business in the ordinary course of business and in a manner which is consistent with past practices and have not accelerated any such collections. With respect to the BTX Division, Sellers have no accounts or loans receivable from any person, firm or corporation which are affiliated with Sellers or from any director, officer or employee of Sellers, except as disclosed on Schedule 2.9.

     2.10. Inventories. All of the Inventory of the Business is valued at the lower of cost and market value, on a first-in, first-out basis in accordance with GAAP and reflects write-downs to realizable values in the case of items which are below standard quality or have become obsolete or unsaleable (except at prices with less than normal gross margins) through regular distribution channels in the ordinary course of the business of Sellers. Except as set forth on Schedule 2.10, each of the items of Inventory is of substantially good and merchantable quality, substantially fit for the purpose for which it is intended and saleable and useable in the ordinary course of business at margins consistent with historical gross margins. All of the items of Inventory meet the Sellers’ current standards and specifications.

     2.11. Absence of Certain Changes. Except as disclosed in Schedule 2.11, since the date of the Base Balance Sheet, Sellers have operated the Business only in the ordinary course of business consistent with past practices, and there has not been:

          (a) Any change, event, occurrence, non-occurrence, or condition which, individually or in the aggregate, has had or could reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities or operations of the Subject Assets or the Business, whether or not arising in the ordinary course of business;

          (b) Any contingent liability incurred by Seller as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Seller;

          (c) Any mortgage, encumbrance or lien placed on any of the Subject Assets which remains in existence on the date hereof or will remain on the Closing Date;

          (d) Any obligation or liability of any nature incurred by Seller with respect to the Subject Assets or the Business, whether accrued, absolute, contingent or otherwise, asserted or unasserted, (including, without limitation, liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Business or the conduct of the Business since the date of the Base Balance Sheet), other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

          (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the Subject Assets other than in the ordinary course of business;

          (f) Any damage, destruction or loss, whether or not covered by insurance, adversely affecting any of the Subject Assets or the Business;

          (g) Any labor trouble or claim of unfair labor practices involving the Business; any change in the compensation payable or to become payable by Seller to any of the officers, employees, agents or independent contractors in the Business, other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

          (h) Any change with respect to the officers or management of the Business;

          (i) Any payment or discharge of a material lien or liability of Seller which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

          (j) Any change in accounting methods or practices, credit practices or collection policies used by Seller;

          (k) Any other transaction entered into by Seller with respect to the Subject Assets or the Business other than transactions in the ordinary course of business; or

          (l) Any agreement or understanding whether in writing or otherwise, for Seller to take any of the actions specified in paragraphs (a) through (l) above.

     2.12. Intellectual Property.

          (a) Schedule 2.12 contains a complete and accurate list of all Patents primarily used in the Business, Marks primarily used in the Business and Copyrights primarily used in the Business. Except as set forth on Schedule 2.12:

(i) The Seller exclusively owns, possesses or licenses enforceable rights to use the Intellectual Property Assets primarily used in the operation of the Business, which such assets are, to the knowledge of Sellers, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(ii) all Patents, Marks and Copyrights listed on Schedule 2.12 which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, are currently in compliance with formal legal requirements (including, without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

(iii) there are no pending, or, to the Sellers’ knowledge, threatened claims against the Seller or Parent, or any of their respective employees, alleging that any of the Seller’s Intellectual Property Assets primarily used in the Business, infringes or conflicts with the rights of others (“Third Party Rights”);

(iv) neither the operation of the Business nor any of the Seller’s Intellectual Property Assets which are primarily used in the Business infringes or conflicts with any Third Party Right (other than third party rights in patents) or, to the knowledge of Sellers, infringes any patent rights of any third party, and Sellers have not received any communications alleging that either of them has violated or, by conducting the Business, would violate any Third Party Rights, or that any of the Seller’s Intellectual Property Assets which are primarily used in the Business are invalid or unenforceable;

(v) no current or former employee or consultant of the Sellers owns any rights in or to any of the Seller’s Intellectual Property Assets which are primarily used in the Business;

(vi) to the knowledge of the Sellers, no third party is violating or infringing any of the Seller’s Intellectual Property Assets which are primarily used in the Business;

(vii) Sellers have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Seller and primarily used in the Business, including, without limitation, requiring all of Sellers’ employees and consultants and all other persons with access to Trade Secrets to execute a confidentiality agreement, a form of which has been provided to the Buyer and, to the Sellers’ knowledge, there has not been any breach by any party to such confidentiality agreements; and

(viii) there are no Intellectual Property Assets used in the Business other than those which are primarily used in the Business and which are either being sold to Buyer pursuant to this Agreement or licensed to Buyer pursuant to the License Agreement.

          (b) For purposes of this Agreement, the term “Intellectual Property Assets” means the following intellectual property assets which are used or held for use in the Business:

(i) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);

(ii) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

(iv) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, procedures, formulae, drawings, methodologies, tools, schematics, specifications, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and

(v) goodwill and claims of infringement against third parties.

     2.13. Contracts. Except for contracts, commitments, plans, agreements and licenses described in Schedule 2.13 (true and complete copies of which have been delivered to Buyer), neither Seller nor Parent are a party to or subject to any of the following with respect to the Subject Assets or the Business:

          (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

          (b) any employment contract or contract for services that is not terminable within 30 days by Seller without liability for any penalty or severance payment;

          (c) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $5,000 each, such orders not exceeding $50,000 in the aggregate;

          (d) any other contracts or agreements creating any obligations of Seller of $5,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

          (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

          (f) any contract or agreement involving more than $5,000 which by its terms does not terminate or is not terminable without penalty by Seller or any successor or assign within one year after the date hereof;

          (g) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

          (h) any contract with any sales agent or distributor of products of Seller;

          (i) any contract containing covenants limiting the freedom of Seller to compete in any line of business or with any person or entity;

          (j) any contract or agreement for the purchase of any fixed asset, whether or not such purchase is in the ordinary course of business;

          (k) any license agreement (as licensor or licensee);

          (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

          (m) any contract or agreement with any officer, employee, director or stockholder of Seller or with any persons or organizations controlled by or affiliated with any of them.

     Neither Seller nor Parent is in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule and neither has any knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

     2.14. Litigation. Schedule 2.14 hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which Seller or Parent is a party. Except for matters described in Schedule 2.14, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Seller or Parent, threatened against Seller or any affiliate of Seller which may have any material adverse effect on the Subject Assets or the prospects or financial condition of the Business, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement, and Sellers do not know of any facts upon which any such claim of any nature could be based With respect to each matter set forth therein, Schedule 2.14 sets forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

     2.15. Compliance with Laws. Except as set forth in Schedule 2.15, Seller is in compliance in all respects with all applicable statutes, ordinances, orders, judgments, decrees and rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to Seller or to the conduct of the Business, including, without limitation, any labor or employment laws and regulations, and Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation, in each case, except insofar as any such non-compliance, violation or alleged violation would not, either individually or in the aggregate, have a material adverse effect on the financial condition, prospects, properties, assets, liabilities or operations of the Subject Assets or the Business (a “Material Adverse Effect”).

     2.16. Insurance. The physical properties and assets of Seller are insured to the extent disclosed in Schedule 2.16 and all insurance policies and arrangements of Seller are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the Business and is sufficient for material compliance by Seller with all requirements of law and all agreements and leases to which Seller is a party.

     2.17. Warranty or Other Claims. Schedule 2.17 sets forth a complete and accurate list of all warranties and guaranties outstanding on any of the products or services sold or marketed in the Business. With respect to the Subject Assets or the Business, there are no existing or, to the knowledge of Sellers, threatened product liability, warranty or other similar claims, or any facts upon which a claim of such nature could be based, against Sellers for products or services which are defective or fail to meet any product or service warranties except as disclosed in Schedule 2.17. Neither of the Sellers has received any notice of any claim asserted against either for renegotiation or price redetermination of any transaction in the Business, and neither is aware of any facts upon which any such claim could be based.

     2.18. Finder’s Fee. Except to the extent listed on Schedule 2.18, neither Seller nor Parent has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

     2.19. Permits and Approvals. Schedule 2.19 lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) required from federal, state or local authorities in order for Seller to conduct the Business. Seller has obtained all such Approvals, which are valid and in full force and effect, and are operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as disclosed in Schedule 2.19, all such Approvals will be available and assigned to Buyer and remain in full force and effect upon Buyer’s purchase of the Subject Assets, and, to the knowledge of Sellers, no further Approvals will be required in order for Buyer to conduct the Business currently conducted by Seller subsequent to the Closing.

     2.20. Transactions with Interested Persons. Except as set forth in Schedule 2.20 hereto, neither Sellers, nor any stockholder, officer, supervisory employee or director of Sellers or, to the knowledge of Sellers, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Seller, or any organization which has a material contract or arrangement with Seller.

     2.21. Employee Benefit Programs. Seller does not know, and have no reason to know, of any failure of any party to comply with any laws applicable to the “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that have been maintained by Seller. With respect to any such employee benefit plan ever maintained by Seller, there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to Buyer. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Sellers, threatened with respect to any such employee benefit plan. Seller has never maintained any employee benefit plan which has been subject to Title IV of ERISA (including, but not limited to, any “multiemployer plan” (as defined in Section 3(37) of ERISA)).

     2.22. Environmental Matters.

          (a) Except as set forth in Schedule 2.22, (i) Seller has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below), other than in compliance with all applicable Environmental Laws, or except insofar as any such non-compliance would not have a Material Adverse Effect; (ii) no Hazardous Material (as defined below) has ever been spilled, released, or disposed of by Sellers or, to the knowledge of Sellers, by any other party, at any site presently or formerly owned, operated, leased, or used by Sellers, other than in compliance with all applicable Environmental Laws, or except insofar as any such non-compliance would not have a Material Adverse Effect; (iii) no Hazardous Material has ever been transported by Sellers or, to the knowledge of Sellers, by any other party, from any site presently or formerly owned, operated, leased, or used by Seller for treatment, storage, or disposal at any other place, other than in compliance with all applicable Environmental Laws, or except insofar as any such non-compliance would not have a Material Adverse Effect; (iv) to the knowledge of Sellers, Seller does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) to the knowledge of Sellers, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Seller in connection with the presence of any Hazardous Material.

          (b) Except as set forth in Schedule 2.22, (i) Seller has no liability under, nor has it ever violated, any Environmental Law (as defined below), except for any such liability or violation that would not have a Material Adverse Effect; (ii) Seller, any property owned, operated, leased, or used by Seller, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws, except for any such non-compliance that would not have a Material Adverse Effect; (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Sellers have no knowledge or reason to know that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

          (c) Sellers have provided to Buyer copies of all documents, records, and information available to Sellers concerning any environmental or health and safety matter concerning Seller or the Business, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (d) For purposes of this Section 2.22, (i) “Hazardous Material” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) “Hazardous Waste” shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

     2.23. Backlog. As of the date of this Agreement, Seller has a backlog of firm orders for the sale of its products and services of the Business as set forth in Schedule 2.23. Neither of the Sellers has received notice, oral or written, that any of such orders or any other orders received by Sellers in connection with the Business following the date of this Agreement, has been cancelled (in whole or in part), and all of such orders on backlog are at prices and on terms (including margin) consistent with the Seller’s past practices.

     2.24. Customers, Distributors and Suppliers. Schedule 2.24(a) sets forth any customer, representative or distributor (whether pursuant to a commission, royalty or other arrangement) who constituted a top one hundred (100) customer of Seller within the three year period ended September 30, 2002 (collectively, the “Customers and Distributors”). Schedule 2.24(b) is a true and complete list of the top twenty (20) suppliers of Seller within the one year period ended September 30, 2002, showing, with respect to each, the name, address and dollar volume involved (the “Suppliers”). Except as set forth on Schedule 2.24(c) attached hereto, the relationships of Seller with its Customers, Distributors and Suppliers are good commercial working relationships, and no Customer, Distributor or Supplier of Seller has cancelled, materially modified, or otherwise terminated its relationship with Seller, nor, to the knowledge of Sellers, does any Customer, Distributor or Supplier have any plan or intention to do any of the foregoing.

     2.25. SEC Reports. Reference is made to the following SEC reports of Sellers: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and (ii) Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002 (collectively, the “SEC Reports”). To the knowledge of Sellers, as of their respective dates, the SEC Reports complied (and all other reports and registration statements filed by Parent with the Securities and Exchange Commission (“SEC”) after the date hereof and prior to Closing will comply) in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and in each case, at the time filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.26. Disclosure. The representations and warranties contained in this Agreement, the schedules delivered by Sellers pursuant to this Agreement and the certificate delivered pursuant to Section 6.1(c) herein, do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations and warranties not misleading in light of the circumstances under which they were made.

SECTION 3. COVENANTS OF SELLERS.

     3.1. Making of Covenants and Agreements. Sellers hereby make the respective covenants and agreements set forth in this Section 3.

     3.2. Conduct of Business. Subject to Section 3.17, between the date of this Agreement and the Closing Date, Sellers will:

          (a) Conduct the Business only in the ordinary course and refrain from changing or introducing any method of management or operations (including, without limitation, the collection of accounts receivable) except in the ordinary course of business and consistent with prior practices;

          (b) With respect to the Business, refrain (i) from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, (ii) from purchasing any capital asset costing more than $5,000 and (iii) from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

          (c) With respect to the Business, refrain (i) from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and (ii) from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;

          (d) With respect to the Business, refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors, except in accordance with Section 3.4 herein;

          (e) With respect to the Business, refrain from (i) terminating any of its existing Distributors, (ii) changing any of its product prices or pricing policies (e.g., discount policies) for any of its products, (iii) modifying, altering or amending any of its material contracts, including, without limitation, the Identified Assigned Contracts, or (iv) changing any of its product warranties or guarantees;

          (f) With respect to the Business, use its best efforts to prevent any change of its management, supervisory personnel or banking arrangements;

          (g) Use its best efforts to keep intact Seller’s business organization, to continue its on-going research and development initiatives on new product development consistent with the product development plan previously delivered to Buyer by Sellers, to keep available its present officers and employees and, with respect to the Business, to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

          (h) Have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the Schedule 2.16 hereto or equivalent insurance with any substitute insurers approved in writing by Buyer;

          (i) Furnish Buyer with (A) unaudited monthly balance sheets and statements of income for the Business, (B) projections for the Business for fiscal year end 2003 (provided that the parties hereto acknowledge and agree that such projections do not constitute a guaranty of performance by Sellers) and (C) summaries of ongoing purchase orders and back-log activity for the Business, within ten (10) days after each month end for each month ending more than ten (10) days before the Closing; and

          (j) Permit Buyer and its authorized representatives upon reasonable notice and during normal business hours to have full access to all of the properties, assets, records, contracts and documents of the Business, and furnish to Buyer or its authorized representatives such financial and other information with respect to the Business.

     3.3. Consents and Authorization. Prior to the Closing Date, Sellers will use reasonable efforts to obtain all authorizations, consents and permits of others required to duly and validly effect the transfer and assignment of the Subject Assets to Buyer and the transfer of the Business contemplated hereby, and to permit the consummation by Sellers of the transactions contemplated by this Agreement.

     3.4. Employee Stay Arrangements. Sellers agree that immediately following the date hereof they shall provide to their employees that work for or otherwise provide services to the BTX Division (the “BTX Employees”) reasonable incentives to maintain their participation in the Business at the same or similar levels as exist as of the date hereof, such incentives to include acceleration of stock options and/or offers of continued employment with Sellers following the Closing, all as reasonably determined by Buyer and Sellers. Sellers agree that following the date hereof, they shall actively consult with the Buyer on the status of employee retention and the efficacy of the incentive measures implemented to sustain the continuity of the BTX Employees, and Sellers further agree to modify any such incentives in accordance with the reasonable recommendations of Buyer in order to maintain the continued participation of the BTX Employees in the Business.

     3.5. Notice of Contracts; Notice of Defaults. Not less than three (3) business days prior to the Closing, Sellers shall provide to Buyer a schedule listing all of the additional contracts entered into by Seller following the date hereof in accordance with Section 1.1(c) hereof (“Schedule 3.5”), including therewith a copy of all such contracts. Promptly upon the occurrence of, or promptly upon Sellers becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Sellers prior to the date hereof, of any of the representations, warranties or covenants of Sellers contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Sellers shall give detailed written notice thereof to Buyer and shall use their best efforts to prevent or promptly remedy the same.

     3.6. Warranty Liability. Sellers acknowledge and agree that Buyer shall perform the obligations under any product warranty relating to products of the Business sold by Sellers prior to the Closing; provided, that Sellers shall promptly reimburse Buyer for all of the costs (including, without limitation, any labor costs) Buyer actually incurs in connection with performing such obligations on any products or services sold by Sellers within the six (6) month period prior to the Closing Date to the extent such costs exceed the Warranty Liability Cap (as defined in Section 1.3(b).

     3.7. Non-competition; Non-solicitation; Confidentiality. Seller and Parent agree that for the lesser of a period of up to 20 years following the Closing Date or the period that the Buyer or its successors or assigns are carrying on the Business, Seller and Parent shall not, without the prior written consent of Buyer or its successors or assigns, directly or indirectly, engage or participate in, assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in any activity which is similar to or competitive with the Business, in the United States and any other country where the Seller or Parent has marketed or sold its products or the BTX Division or otherwise carried on the Business; provided, however, the foregoing shall not prevent Seller or Parent from owning beneficially or of record up to one percent (1%) of the outstanding securities of a publicly-held corporation which engages in competitive activities, nor shall it prohibit Seller or Parent from engaging in the Excluded Line of Business or in research collaboration projects (including research collaboration projects that relate to plants); provided further, however, that in no event shall Sellers be permitted to market and/or sell to third parties any electroporation equipment, instruments and accessories in connection with or arising from such research collaboration projects other than in the Excluded Line of Business. Seller and Parent shall refrain from, directly or indirectly, soliciting or encouraging any employee of the Business as conducted by Buyer following the Closing to terminate his or her employment with Buyer or any of Buyer’s subsidiaries and/or to become employed, directly or indirectly, by Seller or Parent, or any business or entity with which they are affiliated as owners, investors, lenders or in any other capacity, and Seller and Parent further agree that they shall not hire any of such employees. Each of Seller and Parent agrees that following the Closing, neither of them will disclose to any third party any confidential information relating to the Subject Assets or the Business purchased by Buyer hereunder, and each of them further agrees to enforce to the fullest extent, and to cause any of their existing or future subsidiaries to enforce to the fullest extent, any agreements with their respective employees or consultants relating to nondisclosure, confidentiality and assignment of inventions (such agreements, “Proprietary Rights Agreements”). To the extent any of Sellers’ current employees involved in any respect with the Subject Assets or the Business have not signed a Proprietary Rights Agreement, Sellers shall use reasonable efforts to cause any such employees to sign such an agreement as promptly as practicable and using Sellers’ customary form of such agreement.

     3.8. No Solicitation of Other Offers.

          (a) Seller and Parent each agree that until the Closing or the termination of this Agreement in accordance with its terms and except as expressly permitted by this Agreement, they will not, directly or indirectly, through any director, officer, employee, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal

(as hereinafter defined), (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person, regarding an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding regarding an Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated herein (the “Transactions”); provided, however, that the foregoing shall not (A) preclude Sellers from selling their products in the ordinary course of business consistent with the terms of this Agreement, or (B) to the extent necessary to enable Sellers to obtain financing for its retained businesses, preclude Sellers from issuing capital stock or securities convertible into capital stock of Parent or issue debt securities of Parent, whether or not convertible into capital stock of Parent; provided further, however, that (i) each recipient of Parent’s voting capital stock, if any, must execute a voting agreement in the form attached hereto as Exhibit 1.0 as a condition to its receipt of such securities, (ii) Sellers may not issue any debt securities that create a lien on or otherwise encumber the Subject Assets or the Business, (iii) any issuance of debt or equity securities must not interfere with or delay the closing of the transactions contemplated by this Agreement; and (iv) Sellers shall provide written notice to the Buyer prior to the consummation of any such issuances. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 3.8(a) by any officer, director or employee of the Parent or Seller or if directed by the Sellers any investment banker, financial advisor, attorney, accountant or other representative retained by the Parent or Seller shall be deemed to be a breach of this Section 3.8 by the Parent or Seller.

          (b) Notwithstanding the foregoing, at any time prior to the date on which this Agreement is approved by the stockholders of the Parent at the meeting referred to in Section 6.1(i), in response to a Superior Proposal (as hereinafter defined) that did not result from a breach of this Section 3.8, the Parent and Seller may (x) furnish non-public information with respect to the Parent and Seller to the person who made such Superior Proposal pursuant to a confidentiality agreement and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if the Board of Directors of the Parent (the “Parent Board”) determines in good faith (based on the advice of its outside legal counsel and after consultation with its financial adviser and based upon such other matters as it deems relevant) that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

          (c) The Parent Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into a letter of intent, agreement in principle, definitive agreement or other agreement relating to an Acquisition Proposal, or (iv) resolve to do any of the foregoing. Notwithstanding the foregoing, the Parent Board may withdraw or modify, in a manner adverse to Buyer, its approval or recommendation of this Agreement or the Merger if, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 3.8, the Parent Board shall have determined in good faith (based on advice of its outside legal counsel and after consultation with its financial adviser and based upon such other matters as it deems relevant) that failing to take such action would constitute a breach of its fiduciary duties under applicable law; provided, however, that prior to taking any such action, the Parent or Seller shall have given Buyer at least forty-eight (48) hours written notice of the Parent Board’s intention to take such action and the opportunity to meet with the Buyer, its financial advisors and its legal counsel. Nothing contained in this Section 3.8(c) shall limit the Parent’s obligation to hold and convene the meeting of the Parent’s stockholders referred to in Section 6.1(i) (including, without limitation, regardless of whether the recommendation or approval of the Parent Board of this Agreement or the Transactions shall have been withdrawn or modified).

          (d) Parent shall promptly (and in any event within 24 hours) advise Buyer orally and in writing of any Acquisition Proposal (including any amendments or proposed amendments thereof), or any request or inquiry received by the Parent or Seller with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, including, in each case, the identity of the person making any such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Buyer any written materials received by the Parent or Seller in connection therewith. The Parent and Seller shall keep Buyer fully informed of the status of the discussions related to such Acquisition Proposal, request or inquiry, including, without limitation, by promptly (and in any event within 12 hours) providing Buyer with all written materials that it receives in connection with any such Acquisition Proposal. The Parent or Seller agree not to release any person from, or waive any provisions of, any confidentiality or standstill agreement to which the Parent or Seller is a party.

          (e) As used in this Agreement, the term “Acquisition Proposal” shall mean any proposed or actual sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any portion of the Business or any portion of the Subject Assets, and tender offer, merger, consolidation or other business combination involving the Seller, or, or any transaction which is similar in form, substance or purpose to any of the foregoing transactions.

          (f) As used in this Agreement, the term “Superior Proposal” shall mean an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal, which Acquisition Proposal is reasonably likely to be consummated, and that (i) the Parent Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, be reasonably likely to result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which Parent has received written evidence of such person’s ability to fully finance its Acquisition Proposal), (iii) is for 100% of the Business or the Subject assets, or is for 100% of the Seller’s stock and (iv) the Parent Board determines is, based on the advice of any nationally recognized investment banking firm, more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated hereby.

     3.9. Confidentiality. Sellers agree that, unless and until the Closing has been consummated, Sellers and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Buyer’s industry or which has been disclosed to Sellers by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Sellers will return to Buyer (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Sellers in connection with the transaction.

     3.10. Website Links. Sellers agree that for following the Closing Date and for a twelve (12) month period thereafter, they shall maintain on any and all websites owned or operated by Sellers a link or links to the website(s) of the Business being transferred to Buyer hereunder, to the extent that such link or links existed as of the date hereof and in substantially the same form and with substantially the same degree of prominence that such links had when owned by the Sellers.

     3.11. Excluded Liabilities. Sellers shall pay and perform any and all of the Excluded Liabilities in the ordinary course of business when and as they become due.

     3.12. Commercially Reasonable Efforts. From the date of this Agreement until the Closing, each of Seller and Parent shall use their commercially reasonable best efforts to perform all of their covenants and agreements contained herein and cause to be fulfilled and satisfied all of the conditions required to be performed, fulfilled or satisfied prior to the date of Closing to the extent any such conditions are within their control.

     3.13. Interim Transition Assistance. Following the date of this Agreement and up through the Closing, Buyer may, at its option, request that Sellers cooperate and assist with the pre-Closing transition assistance services described on Schedule 3.13 attached hereto, such services to put Buyer in a position to actively operate certain parts of the Business (e.g., the computers, systems, and databases used in the Business, from Buyer’s business location in Holliston, MA, or such other location selected by Buyer, immediately upon the Closing, and Sellers agree that they shall provide to Buyer any such cooperation and assistance when, as and if requested.

     3.14. Purchase Requirements. Following the Closing, in the event Sellers conduct any research collaboration projects as contemplated in Section 3.7 hereof, they agree to purchase any and all electroporation equipment, instruments and accessories used in such research collaboration projects from Buyer, to the extent the same or similar products are offered by Buyer, which purchase and sale shall be made at the distributor list price (or, to the extent applicable, a volume discount price offered by Buyer in the ordinary course of its business) and on such other of Buyer’s customary terms and conditions (including time of delivery) then in effect for any such products.

     3.15. Notice of Default. Promptly upon the Sellers becoming aware of the occurrence of any event which causes or constitutes a breach or default of any of the representations, warranties or covenants of Sellers contained in or referred to in this Agreement or in any

Schedule or Exhibit referred to in this Agreement, Sellers shall give detailed written notice thereof to Buyers and shall use their best efforts to prevent or promptly remedy the same; provided, however, that Buyer’s receipt of any such notice shall in no way limit or restrict its rights under this Agreement.

     3.16. Update to Schedules. Not less than three (3) business days prior to the Closing, Sellers shall deliver to Buyer updated versions of Schedule 1.1(a), Schedule 1.1(b), Schedule 1.1(d), Schedule 1.1(e), Schedule 1.1(f), Schedule 2.23, Schedule 2.24(a) and Schedule 2.24(b), to the extent necessary to make such schedules reflect as accurately as possible the applicable information of Seller existing as of the Closing Date, and such updated versions of any such schedules shall amend and restate the versions of such schedules previously delivered by Sellers to Buyer on the date hereof.

     3.17. Actions for a Material Adverse Effect. In that event following the date hereof but prior to the Closing there shall occur, or it could be reasonably expected to occur, a Material Adverse Effect, then Sellers agree, (a) to give Buyer prompt notice of such event, (b) to consult with Buyer on the facts and circumstances of such event and on possible measures that could be implemented to address such event, and (c) to implement any such measures which are reasonably suggested by Buyer to eliminate or mitigate, to the extent possible, such Material Adverse Effect.

     3.18. High Throughput Diligence. The Seller hereby represents the development status of the high throughput product to be as described on Schedule 3.18. Seller acknowledges that Buyer has not been permitted to perform any due diligence on the high throughput product. Seller agrees to provide to Buyer, within 20 business days of the execution of this agreement, full access to conduct full due diligence on the high throughput product.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

     4.1. Making of Representations and Warranties. As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to Sellers contained in this Section 4.

     4.2. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     4.3. Authority of Buyer. Buyer has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer, enforceable in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy and insolvency laws. The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument:

          (a) does not and will not violate any provision of the Certificate of Incorporation or by-laws of Buyer;

          (b) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

          (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Buyer is a party or by which the property of Buyer is bound or affected, and which is material to the business and financial condition of Buyer and its parent and affiliated organizations on a consolidated basis.

     4.4. Finder’s Fee. Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

     4.5. Disclosures. The representations and warranties of Buyer contained in this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations and warranties not misleading in light of the circumstances under which they were made.

SECTION 5. COVENANTS OF BUYER.

     5.1. Making of Covenants and Agreement. Buyer hereby makes the covenants and agreements set forth in this Section 5.

     5.2. Confidentiality. Buyer agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from Sellers with respect to the Business or the financial condition of Sellers, except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Sellers’ industry or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Buyer will return to Sellers (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction.

     5.3. Assumed Liabilities. Buyer shall pay and perform any and all of the Assumed Liabilities in the ordinary course of business when and as they become due.

     5.4. Commercially Reasonable Efforts. From the date of this Agreement until the Closing, Buyer shall use its commercially reasonable best efforts to perform all of its covenants and agreements contained herein and to cause to be fulfilled and satisfied all of the conditions required to be performed, fulfilled or satisfied prior to the date of Closing to the extent any such conditions are within its control.

     5.5. Notice of Default. Promptly upon the Buyer becoming aware of the occurrence of any event which causes or constitutes a breach or default of any of the representations, warranties or covenants of Buyer contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Buyer shall give detailed written notice thereof to Sellers and shall use its best efforts to prevent or promptly remedy the same.

     5.6. Non-competition of Buyer.

          (a) Buyer agrees that following the Closing Date, it shall not, without the prior written consent of Parent or Seller, directly or indirectly, engage or participate in, or have any interest in or make any loan to any person, firm, corporation or business which engages in, anywhere in the world, the development, manufacturing, marketing or selling of electroporation equipment, instrumentation and accessories therefor for use in the Excluded Line of Business (the “Competitive Business”); provided, however, the foregoing shall not (a) prevent Buyer from owning beneficially or of record up to one percent (1%) of the outstanding securities of a publicly-held corporation which engages in the Competitive Business, (b) prohibit Buyer from engaging in the Business, (c) prohibit Buyer from engaging in research collaboration projects, (d) limit or restrict Buyer from engaging in the activities contemplated by Section 3.14 herein or Section 3.5 of the License Agreement or (e) subject to Section 5.6(b) below, preclude Buyer from merging with or otherwise acquiring any partnership corporation, limited liability company or other business that is engaged in the Competitive Business, and continuing to operate such Competitive Business thereafter.

          (b) In the event that Buyer merges with or otherwise acquires any partnership, corporation, limited liability company or other business that is engaged, in whole or in part, in the Competitive Business, then Buyer agrees that it will offer an option (the “Option”) to Sellers to acquire from Buyer, whether by purchase or license (as determined by Buyer), that part of such acquired entity’s business which constitutes the Competitive Business, on the following terms and conditions. Upon Buyer’s acquisition of the aforementioned Competitive Business, Buyer shall provide notice thereof to Sellers (the “Buyer’s Notice”), and within forty-five (45) days of Sellers’ receipt of such notice, either Parent or Seller may provide written notice to Buyer that it desires to exercise such Option, subject to the parties negotiation of mutually agreeable terms. In the event that the parties are able to negotiate mutually agreeable terms other than mutually agreeable pricing terms within forty-five (45) days of Buyer’s receipt of notice from Sellers regarding their interest in exercising the Option, the parties will engage a mutually agreed upon arbitrator to make an independent determination regarding the price to be paid for such purchase or license such determination to be made by the arbitrator within thirty (30) days. The costs of the arbitrator will be shared equally among the Sellers, on the one hand, and the Buyer on the other hand. If the Sellers wish to exercise the Option, the parties will be bound by the arbitrator’s determination regarding price. If (i) Sellers decline to exercise the Option, either within the forty-five (45) day period or after the arbitrator’s determination, (ii) Sellers fail to give notice to Buyer of their interest in exercising the Option within the aforementioned forty-five (45) day acceptance period or if (iii) Buyer and Sellers fail to close a transaction within one hundred and twenty (120) days of Buyer’s Notice, then Buyer may continue to operate in any manner the Competitive Business of the acquired entity, notwithstanding the provisions of Section 5.6(a) above. Upon written agreement Buyer and Sellers may extend the one hundred and twenty day deadline one time for an additional period of thirty (30) days.

SECTION 6. CONDITIONS.

     6.1. Conditions to the Obligations of Buyer. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations; Warranties. Each of the representations and warranties of Sellers contained in Section 2 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as though made on and as of the Closing. Sellers shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

          (b) No Material Change. There shall have been no change, event, occurrence, non-occurrence, or condition which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect since the date of this Agreement, whether or not in the ordinary course of business; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that a Material Adverse Effect which occurs as a result of voluntary terminations of employment by Seller’s employees following the announcement of the transactions contemplated by this Agreement shall not constitute a “Material Adverse Effect” for purposes of this Section 6.1(b) if (i) Sellers have provided notice to Buyer that such a Material Adverse Effect has occurred or could reasonably be expected to occur, and (ii) Sellers are not in breach of any of their obligations set forth in Sections 3.4, 3.12 and 3.17 hereof.

          (c) Certificate from Officers. Sellers shall have delivered to Buyer a certificate of Parent’s President and Chief Financial Officer, dated as of the Closing, to the effect that the statements set forth in paragraphs (a) and (b) above are true and correct.

          (d) Opinion of Counsel. On the Closing Date, Buyer shall have received from Kirkpatrick & Lockhart LLP, counsel for Sellers, an opinion as of said date, in the form attached hereto as Exhibit 6.1(d).

           (e) No Litigation. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer or Sellers with respect to the Business or the acquisition thereof.

          (f) Approvals; Consents. Sellers shall have made all filings with and notifications of governmental authorities, regulatory agencies, regulatory authorities and other entities required to be made by Seller in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the Business by Buyer subsequent to the Closing. Sellers and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties whose authorization, waiver or consent is required under those contracts listed on Schedule 6.1(f) attached hereto, and from all governmental authorities and, regulatory agencies, required to permit the continuation of the Business of Seller and the consummation of the transactions contemplated by this Agreement.

          (g) Other Agreements. Each of the Sellers shall have executed and delivered to Buyer the Escrow Agreement, the License Agreement and the Transition Services Agreement.

          (h) Unaudited Estimated Closing Statement of Assets and Liabilities. Buyer shall have received from Sellers the Unaudited Estimated Closing Statement of Assets and Liabilities in accordance with the terms of Section 1.6(a) hereof, and Buyer shall be reasonably satisfied with the accuracy of the statements therein.

          (i) Stockholder Approval. Parent shall have obtained the affirmative vote of the requisite number of its stockholders required to approve the transactions contemplated by this Agreement at a duly convened meeting of its stockholders (the “Stockholders Meeting”).

          (j) High Throughput Diligence. Seller shall have complied with its obligations under Section 3.18 above, and Buyer shall have reasonably determined that based on its diligence, Schedule 3.18 is accurate in all material respects.

     The foregoing conditions are for the exclusive benefit of Buyer (except Section 6.1(i) hereof) and any such condition may be waived, in whole or in part, by the Buyer at or prior to the Closing, and Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its other rights hereunder.

     6.2. Conditions to Obligations of Seller. Sellers’ obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Section 4 shall be true and correct in all material respects as though made on and as of the Closing. Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the

Closing, and Buyer shall have delivered to Sellers a certificate of the President or any Vice President of Buyer dated on the Closing to such effect.

          (b) No Litigation. There shall have been no determination by Sellers, acting in good faith, that the consummation of the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Buyer or Sellers.

          (c) Opinion of Counsel. On the Closing Date, Sellers shall have received from Goodwin Procter LLP, counsel for Buyer, an opinion as of said date, in the form attached hereto as Exhibit 6.2(c).

          (d) Stockholder Approval. Parent shall have obtained the affirmative vote of a majority of its stockholders approving the transactions contemplated by this Agreement.

          (e) Other Agreements. Buyer shall have executed and delivered to Sellers the Assumption Agreement, the Escrow Agreement, the License Agreement and the Transition Services Agreement.

     The foregoing conditions are for the exclusive benefit of Sellers (except Section 6.2(d) hereof) and any such condition may be waived, in whole or in part, by Sellers at or prior to the Closing, and Sellers shall have the right to proceed with the transactions contemplated hereby without waiving any of their other rights hereunder.

SECTION 7. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

     7.1. Termination. At any time prior to the Closing, this Agreement may be terminated as follows:

          (a) by mutual written consent of all of the parties to this Agreement;

          (b) by Buyer, pursuant to written notice by Buyer to Sellers, if any of the conditions set forth in Section 6.1 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively ascertainable that any of such conditions, other than a condition within the control of Sellers, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

          (c) by Sellers, pursuant to written notice by Sellers to Buyer, if any of the conditions set forth in Section 6.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively ascertainable that any of such conditions, other than a condition within the control of Buyer, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

           (d) by either Buyer or Sellers if (A) the Closing has not occurred on or prior to March 14, 2003 for any reason, and (B) the terminating party is not, on the date of termination, in material breach of any provision of this Agreement;

          (e) if at the Stockholders Meeting, the stockholders of Parent do not approve this Agreement and the transactions contemplated hereby, provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Sellers where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of the Parent or Seller and such action or failure to act constitutes a breach by the Parent or Seller of this Agreement; or

          (f) by either Buyer or Sellers if (i) the non-terminating party is in breach of any material provision of this Agreement and such breach shall not have been cured within thirty (30) days of receipt by such party of written notice thereof from the terminating party, and (ii) the terminating party is not, on the date of termination, in material breach of any provision of this Agreement.

          (g) By Buyer if (A) the Seller or Parent shall have breached any representation, warranty, covenant or other agreement contained in Section 3.8 of this Agreement or (B) any of the signatories to the Voting Agreement shall have breached any representation, warranty, covenant or agreement contained in the Voting Agreement and as a result of such breach of the Voting Agreement the condition set forth in Section 6.1(i) is not met.

          (h) By Buyer if (A) the Parent Board shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of this Agreement or the Transactions, approved or recommended any Acquisition Proposal, or approved, recommended, executed or entered into an agreement in principle or definitive agreement relating to an Acquisition Proposal, or proposed or resolved to do any of the foregoing or (B) a tender or exchange offer relating to securities of the Parent shall have been commenced by a third party and the Parent shall not have sent to its securityholders pursuant to Rule 14e-2 under the Exchange Act, within ten business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Parent recommends rejection of such tender or exchange offer.

     7.2. Effect of Termination.

          (a) All obligations of the parties hereunder shall cease upon any termination pursuant to Section 7.1, provided, however, that (a) the provisions of this Section 7, Section 3.9, Section 5.2 and Section 9, hereof shall survive any termination of this Agreement; and (b) nothing herein shall relieve any party from any liability for any breach of any of its representations or warranties contained herein or any failure to comply with any of its covenants, conditions or agreements contained herein.

          (b) If Buyer terminates this Agreement pursuant to Section 7.1(g) or (h) hereof, then the Parent and Seller shall pay to Buyer an amount in cash equal to One Million Dollars ($1,000,000) plus an amount in cash equal to the aggregate amount of Buyer’s out-of-pocket expenses incurred in connection with pursuing the transactions contemplated hereby

(including, without limitation, legal, accounting, investment banking and printing fees) (collectively, the “Reimbursable Expenses”) (as such Reimbursable Expenses may be estimated by Buyer in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon Parent’s definitive determination of such Reimbursable Expenses).

          (c) Any payment required by this Section 7.2 shall be payable by the Parent or Seller by wire transfer of immediately available funds to an account designated by Buyer. Such payments shall be made no later than three (3) business days after the termination of this Agreement by Buyer. Any adjustment payment between the parties upon Parent’s definitive determination of the Reimbursable Expenses pursuant to Section 7.2(c) hereof shall be made no later than one (1) business day after notice to the Parent of such determination.

SECTION 8. INDEMNIFICATION.

     8.1. Survival. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation or knowledge and shall not merge in the performance of any obligation by either party hereto.

     8.2. Indemnification by Seller and Stockholders. Sellers jointly and severally agree to indemnify and hold Buyer and its respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a “Buyer Indemnified Party,” and collectively, the “Buyer Indemnified Parties”) harmless from and against any damages, liabilities, losses, diminution in value, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (a) any breach of any representation or warranty of Sellers under this Agreement or in any certificate, schedule, exhibit or agreement delivered pursuant hereto;

          (b) any fraud, intentional misrepresentation or any deliberate or willful breach by Seller or Parent of any of their representations, warranties or covenants under this Agreement or in any certificate, exhibit, schedule or other agreement delivered pursuant hereto;

          (c) any breach by Seller or Parent of any covenant set forth in this Agreement; and

          (d) any failure by Sellers to perform and discharge any of the Excluded Liabilities as set forth in this Agreement.

     8.3. Indemnification by Buyer. Buyer agrees to indemnify and hold Sellers and their representatives, affiliates and persons serving as officers, directors or employees thereof (individually, a “Seller Indemnified Party,” and collectively, the “Seller Indemnified Parties”) harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

          (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer hereunder;

          (b) any fraud, intentional misrepresentation or any deliberate or willful breach by Buyer of any of its representations, warranties or covenants under this Agreement or in any certificate, exhibit, schedule or agreement delivered pursuant hereto;

          (c) any breach by Buyer of any covenant set forth in this Agreement; and

          (d) any failure by Buyer to perform and discharge any of the Assumed Liabilities as set forth in this Agreement.

     8.4. Time and Other Limits on Indemnification.

          (a) The right to indemnification for a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, with respect to claims made under Section 8.2(a) or Section 8.3(a), as applicable, shall expire on April 15, 2004; provided, however, that (a) the right to indemnification hereunder by a Buyer Indemnified Party shall survive indefinitely with respect to any breach of (i) the first two sentences of Section 2.2 (Organization), (ii) the first three sentences of Section 2.5 (Authority), (iii) Section 2.8(a) (Taxes) and (v) Section 2.22 (Environmental), and (b) the right to indemnification hereunder by a Seller Indemnified Party shall survive indefinitely with respect to any breach of (i) Section 4.2 (Organization) and (ii) the first three sentences of Section 4.3 (Authority). Notwithstanding the foregoing, if prior to the date of expiration a specific state of facts shall have become known which may constitute or give rise to a claim for which indemnity may be payable pursuant hereto, and the indemnified party shall have given written notice of such facts to the indemnifying party prior to such date of expiration, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid.

          (b) Notwithstanding anything contained herein to the contrary, (A) (i) Sellers shall have no liability under Section 8.2(a) of this Agreement until the amount of indemnifiable losses thereunder, in the aggregate, exceeds Fifty Thousand Dollars ($50,000) (the “Minimum Loss”), at which time all such losses (including, without limitation, the Minimum Loss”)

shall be recoverable hereunder, and (ii) Buyer shall have no liability under Section 8.3(a) of this Agreement until the amount of indemnifiable losses thereunder, in the aggregate, exceeds the Minimum Loss, at which time all such losses (including, without limitation, the Minimum Loss) shall be shall be recoverable hereunder, and (B) (i) the aggregate obligations of Sellers to indemnify, defend and hold Buyer harmless for indemnification claims made pursuant to Section 8.2(a) of this Agreement shall be limited to Three Million Seven Hundred Thousand Dollars ($3,700,000), and (ii) the aggregate obligations of Buyer to indemnify, defend and hold Sellers harmless for indemnification claims made pursuant to Section 8.3(a) of this Agreement shall be limited to Three Million Seven Hundred Thousand Dollars ($3,700,000).

     8.5. Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty-five (25) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within twenty-five (25) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. The indemnifying party shall have the right to approve or settle any such dispute, but only with the prior written consent of the indemnified party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

     8.6. Satisfaction of Sellers Indemnification Obligations. A Buyer Indemnified Party shall be entitled, in its discretion, to satisfy any rights to indemnification that it may have pursuant to Section 8.2 hereof by using the proceeds from the Escrow, if any, in accordance with the terms of the Escrow Agreement. To the extent that the remaining proceeds of the Escrow are insufficient to satisfy all of Sellers’ indemnification obligations hereunder, a Buyer Indemnified Party may seek indemnification payments directly from Sellers with respect to any unsatisfied amounts.

SECTION 9. MISCELLANEOUS.

     9.1. Bulk Sales Law. Buyer waives compliance by Sellers with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors in connection with the transfer of the Subject Assets under this Agreement. Sellers hereby indemnify Buyer for any failure by Sellers to so comply.

     9.2. Fees and Expenses.

          (a) Except as provided in Section 7.2 hereof, each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including, without limitation, legal, accounting, finders/brokers or other professional expenses (collectively, “Transaction Expenses”); provided, however, that notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 7.1(f) hereof, then in addition to any other liability that the non-terminating party may have, the non-terminating party shall promptly reimburse the terminating party for all of its Transaction Expenses reasonably incurred in connection herewith. If the Agreement is terminated pursuant to Sections 7.1(g) or 7.1(h) than the fees and expenses described in Section 7.2 shall be payable by the Parent and Seller. The parties hereto acknowledge and agree that a failure to satisfy the condition set forth in Section 6.1(i) hereof shall not, in and of itself, constitute a breach by Sellers of this Agreement unless such failure is caused by event described in 7.1(e); provided, however, that the foregoing shall in no way limit any of the obligations of Sellers under this Agreement, including, without limitation, those contained in Section 3.12 hereof.

          (b) Sellers will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Subject Assets to Buyer as contemplated by this Agreement, including without limitation, all sales, use, excise, and other transfer taxes and charges applicable to such transfer, all recording charges and fees applicable to any instruments of transfer, and all costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties.

     9.3. Governing Law. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions; provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that with respect to Section 3.7 hereof, the internal laws of either the Commonwealth of Massachusetts or the State of California, whichever are more favorable to the maximum enforceability of such provision in the manner described herein, shall govern and construe such Section 3.7.

     9.4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:	Harvard Bioscience, Inc.
84 October Hill Road
Holliston, MA 01746-1388
Attn: Mark Norige
Fax: (508) 429-5732

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: H. David Henken, P.C.
Fax: (617) 523-1231

TO SELLER	Genetronics, Inc.
OR PARENT:	11199 Sorrento Valley Road
San Diego, CA 92121
Attn: Dr. Avtar Dhillon
Fax: (858) 597-0451

With a copy to:	Kirkpatrick & Lockhart LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Attn: Thomas J. Poletti, Esq.
Fax: (310) 552-5001

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

     9.5. Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

     9.6. Assignability; Binding Effect. Prior to the Closing, this Agreement shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to Sellers. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by Seller or Parent without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     9.7. Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

     9.8. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     9.9. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

     9.10. Publicity and Disclosures. Except as may be required by law or any applicable securities exchange or NASD rule or regulation, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and Sellers.

     9.11. Dispute Resolution.

          (a) All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, breach, validity or performance hereof and thereof, or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in Boston, Massachusetts before a single arbitrator mutually agreeable to the parties hereto (the “Arbitrator”), other than a dispute under Section 1.6 hereof for which the Independent Accounting Firm is expressly given the final authority to resolve. If the parties are unable to agree upon a single Arbitrator within thirty (30) days after arbitration is demanded, each of Buyer and Sellers shall select an accredited arbitrator, and such selected accredited arbitrators shall select a single arbitrator to serve as the Arbitrator. The parties agree that they shall instruct their selected arbitrators to select, to the extent possible, a single arbitrator with knowledge of or experience in the electroporation industry or the scientific equipment industry. The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

           (b) The parties covenant and agree that the arbitration shall commence no later than one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents or information by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. In connection with any arbitration, each party shall provide to the other, no later than twenty-one (21) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrator’s decision and award shall be made and delivered no later than one hundred and eighty (180) days from the date the arbitration process is commenced. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

          (c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. Nothing contained in this Section 9.11 shall be construed to limit or preclude a party from bringing any action for temporary, preliminary or permanent injunctive relief in a court of competent jurisdiction as provided in Section 9.12 below.

     9.12. Consent to Jurisdiction. Subject to Section 9.11 hereof, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Massachusetts, or in the court in which any claim for which indemnification may be sought hereunder is brought against an indemnified party.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER

HARVARD BIOSCIENCE, INC.

By: /s/ Mark A. Norige

Title: Chief Operating Officer

SELLER

GENETRONICS, INC.

By: /s/ Avtar Dhillon

Title: President and Chief Executive Officer

PARENT

GENETRONICS BIOMEDICAL CORP.

By: /s/ Avtar Dhillon

Title: President and Chief Executive Officer

EXHIBIT B

FAIRNESS OPINION LETTER
December 24, 2002

The Board of Directors
GENETRONICS BIOMEDICAL CORPORATION
c/o Dr. Avtar Dhillon, M.D.
President and Chief Executive Officer
11199 Sorrento Valley Road
San Diego, California 92121-1334

Gentlemen:

     You have requested the opinion of Seidman & Co., Inc. as to the fairness, from a financial point of view, to the shareholders of Genetronics Biomedical Corporation (“Genetronics,” “the Company”), a Delaware corporation, of the proposed sale (the “Transaction”) of Genetronics’ BTX Instrument Division (“BTX”) to Harvard Bioscience, Inc. (“HBI”), a Delaware corporation. It is understood that Harvard Bioscience, Inc. is paying approximately $3,700,000 in cash, subject to certain adjustments, for certain of the assets and liabilities of BTX, plus a royalty based upon a sliding scale of future sales of certain BTX products for certain uses, as defined in the “Asset Purchase Agreement.”

     The proposed acquisition by Harvard Bioscience, Inc., as provided for in the “Asset Purchase Agreement” (the “Agreement”), dated December 24, 2002 by and between Genetronics Biomedical Corporation and Genetronics, Inc. and Harvard Bioscience, Inc., provides for Harvard Bioscience, Inc. to purchase substantially all of the assets of BTX, primarily used in the business of BTX, excluding cash and certain specified assets. The liabilities arising from the conduct of BTX’s business heretofore including accounts payable, substantially all product warranty obligations, obligations under the assigned contracts, and certain accruals shall be assumed by the Buyer (Harvard Bioscience, Inc.), excluding, but not necessarily limited to, those related to the instant transaction and certain accruals related to employment matters such as accrued vacation.

     In reaching our fairness opinion, we have examined and considered all available information and data which we deemed relevant to determining the fairness of the subject Transaction from a financial point of view, including:

1.	The proposed asset acquisition by Harvard Bioscience, Inc. of the BTX Division of Genetronics as delineated in the “Asset Purchase Agreement”;

2.	Genetronics’ Form 10-K Report, dated December 31, 2001, Genetronics’ Form 10-Q Report dated September 30, 2002, and press releases;

3.	Historic and current operating data for Genetronics Biomedical Corporation, and limited comparable data for its BTX Division and its Drug and Gene Delivery Division;

4.	Unaudited current balance sheets for the BTX and the Drug and Gene Delivery Divisions of Genetronics;

5.	Summary descriptions of corporate intellectual property;

6.	Management budgets and forecasts for both the BTX Division of Genetronics as well as budgets and forecasts for its Drug and Gene Delivery Division;

7.	Discounted cash flow analyses of projected net free cash flows for both the BTX and Drug and Gene Delivery Divisions of Genetronics;

8.	Statistical analyses of selected comparable companies with publicly-traded common shares, and derivation of financial ratios typical of biotechnology equipment companies;

9.	Analysis of comparable company merger/acquisition transactions over the past four years;

10.	Analysis of the value of BTX in a potential leveraged buyout transaction;

11.	Analysis of the relative present values of BTX and the Drug and Gene Delivery Divisions of Genetronics;

12.	Conditions in, and the outlook for the biotechnology industry, generally, and more specifically, the Molecular Delivery Market, as well as the therapeutic market for treatment of head and neck cancer;

13.	Conditions in, and the outlook for the United States economy, interest rates and financial markets;

14.	Other studies, analyses, and investigations as we deemed appropriate.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein without considering the analysis as a whole could create an incomplete view of the processes underlying Seidman & Co. Inc.’s fairness opinion. This letter is prepared solely for the purpose of Seidman & Co., Inc. providing an outline of the opinion as to the fairness of the subject disposition, and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold. This letter only has application as it is employed with reference to the full written analysis and supporting research and tables.

     During the course of our investigation, we conducted interviews with persons who, in our judgment, were capable of providing us with information necessary to complete the assignment, including members of management. We have assumed that the information and accounting supplied by management and others are accurate, and reflect good faith efforts to describe the current and prospective status of both the BTX and Drug and Gene Delivery Divisions of Genetronics from an operational and financial point of view. We have relied, without independent verification, upon the accuracy of the information provided by these sources.

     Based, therefore, on our analysis and consideration of the foregoing respective information and data, with particular weight accorded to the discounted cash flow valuations, it is our considered professional judgment that the approximately $3,700,000 cash price, subject to adjustments, of the proposed sale of substantially all the assets of the BTX Division of Genetronics is fair to the existing shareholders of Genetronics Biomedical Corporation from a financial point of view.

Yours truly,

Seidman & Co., Inc.